Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BEECHER CARLSON HOLDINGS, INC.,

BROWN & BROWN, INC.,

BROWN & BROWN MERGER CO.

and

BC SELLERS’ REPRESENTATIVE LLC,

solely in its capacity as Sellers’ Representative

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- ii -

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Schedules

Schedule I	- Estimated Third Party Payables
Schedule 7.6(j)	Non-Compete Parties
Schedule 7.6(k)	Non-Solicit Parties
Schedule 7.6(l)	Modified Non-Compete Parties
Schedule 7.6(m)	Key Employees
Schedule 7.6(o)	Third Party Consents
Schedule 7.6(r)	Surviving Financial Obligations
Schedule 10.6	Post-Closing Payments
Schedule 10.7(c)	Aged Net Receivables Mechanics
Schedule 10.8	Transition Costs
Schedule 24	Principal Stockholders

Company Disclosure Schedules

Section 2.1(b)	Corporate Jurisdictions
Section 2.1(c)	Investment Interests
Section 2.2(b)	Required Governmental Consents
Section 2.3	Absence of Conflicts
Section 2.4(a)	Capital Stock
Section 2.4(b)	Options; Warrants; Mandatory Dividends
Section 2.4(c)	Subsidiary Capital Stock
Section 2.4(d)	Agreements Regarding Shares
Section 2.5(a)	Personal Property
Section 2.5(b)	Risk-Bearing Activities
Section 2.6(c)	Absence of Undisclosed Liabilities
Section 2.6(d)	Indebtedness
Section 2.9	Description of Material Contracts
Section 2.10(a)	Legal Proceedings
Section 2.10(b)	Judgments; Decrees; Orders
Section 2.11(a)	Tax Returns
Section 2.11(b)	Tax Due and Payable
Section 2.11(c)	Tax Deficiencies
Section 2.11(f)	Audits
Section 2.12(a)	Employee Benefit Plans
Section 2.13	Environmental Matters
Section 2.15	Governmental Authorizations
Section 2.16(a)	Compliance with Labor Laws
Section 2.16(c)	Settlements with Employees
Section 2.16(d)	Immigration Laws
Section 2.17(a)	Intellectual Property
Section 2.17(b)	Infringements
Section 2.17(c)	Infringement Notices
Section 2.18(b)	Leased Real Property
Section 2.18(c)	Leases
Section 2.18(d)	Permitted Exceptions

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Section 2.19	Certain Developments
Section 2.20	Bank Accounts / Powers of Attorney
Section 2.21	Insurance Policies
Section 2.23	Transactions with Related Persons
Section 2.25	Guaranties
Section 2.26	Disaster Recovery Plan
Section 2.27(a)	Captive Insurance Compliance
Section 2.27(c)	Captive Insurance Matters
Section 2.28	Employee Obligations
Section 5.1	Pre-Closing Covenants
Section 5.2	Absence of Material Changes

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Exhibits

A	-	Certificate of Incorporation of the Surviving Corporation
B	-	Sample Working Capital Amount Calculation and Closing Date Balance Sheet
C-1	-	Common Stock Certificate Letter of Transmittal
C-2	-	Converted Preferred Stock Certificate Letter of Transmittal
C-3	-	Preferred Stock Certificate Letter of Transmittal
D-1	-	Option Cancellation and Payment Acknowledgement
D-2	-	Warrant Cancellation and Payment Acknowledgement
E	-	Escrow Agreement
F-1	-	Modified Non-Compete Agreement
F-2		Non-Compete Agreement
F-3		Non-Solicitation Agreement
G	-	Release
H	-	Form of Written Consent

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made as of the          day of May, 2013 by and among Brown & Brown, Inc., a Florida corporation (“Parent”), Brown & Brown Merger Co., a Delaware corporation (“Buyer”), Beecher Carlson Holdings, Inc., a Delaware corporation (the “Company”), and BC Sellers’ Representative LLC, as the Sellers’ Representative. Capitalized terms not otherwise defined in the text hereof are defined in Section 24 of this Agreement.

Preliminary Statement

Each of the Common Stockholders owns the number of the issued and outstanding shares of the Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), and Class B Common Stock, $0.001 par value per share (the “Class B Common Stock”; collectively, the Class A Common Stock and the Class B Common Stock are referred to as the “Common Stock”), of the Company set forth opposite his, her or its name under the caption “Total Common Shares” in Section 2.4(a) of the Company Disclosure Schedule.

Each of the Preferred Stockholders owns the number of the issued and outstanding shares of the Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of the Company and in the series set forth opposite his, her or its name under the caption “Total Preferred Shares” in Section 2.4(a) of the Company Disclosure Schedule.

The Preferred Stock and Common Stock, together, represent all of the issued and outstanding shares of the capital stock of the Company.

The respective Boards of Directors of the Company, Parent, and Buyer have determined that the transactions described herein are in the best interests of such party and its respective stockholders. This Agreement provides for the acquisition of the Company by Parent pursuant to the merger of Buyer with and into the Company. At the effective time of such Merger, each outstanding share of Common Stock and Preferred Stock, and each Option and Warrant shall, subject to the terms and conditions of this Agreement, be converted into the right to receive a cash payment at Closing and contingent payments after Closing.

The Company’s Certificate of Incorporation provides that this Agreement and the Merger must be approved by the affirmative vote of holders of (a) a majority of the outstanding shares of Preferred Stock and voting Common Stock, voting together as a single class, (b) a majority of the outstanding shares of Preferred Stock voting together as a single class, and (c) a majority of the outstanding shares of the Series D Preferred Stock, voting together as a single class (collectively, the “Stockholders’ Approvals”). Immediately after the execution and delivery of this Agreement, the Written Consent will be executed and delivered by the Investors and the Management Stockholders, which Written Consent when executed and delivered will be sufficient to obtain the Stockholders’ Approval.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Buyer shall be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”). The Company shall be the Surviving Corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Buyer and Parent.

1.1. Effective Time. A certificate of merger shall be filed with the Secretary of State of the State of Delaware on the Closing Date and the Merger shall be deemed effective as of the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.2. Articles of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit A.

1.3. Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Buyer as in effect immediately prior to the Effective Time.

1.4. Directors and Officers. The directors of Buyer in office immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall continue to hold such office from the Effective Time until their respective successors are duly elected or appointed in the manner provided by the Certificate of Incorporation or bylaws of the Surviving Corporation or as otherwise provided by Applicable Law. The officers of the Company in office immediately prior to the Effective Time shall continue as the corresponding officers of the Surviving Corporation and shall continue to hold such offices from the Effective Time until their respective successors are duly elected or appointed in the manner provided by the Certificate of Incorporation or bylaws of the Surviving Corporation or as otherwise provided by Applicable Law.

1.5. Conversion of Shares in Merger. Subject to the provisions of this Section 1, by virtue of the Merger and without any further action on the part of Buyer or the Company:

(a) Each share of Preferred Stock issued and outstanding at the Effective Time (excluding Appraisal Shares and shares of Preferred Stock that were converted into shares of Common Stock at or immediately before the Effective Time) shall cease to be outstanding and shall be converted into and exchanged for the right to receive from the Merger Consideration, the liquidation preference that such share’s series of Preferred Stock is entitled to receive pursuant to the Company’s Certificate of Incorporation (the “Liquidation Preferences”), plus all accrued but unpaid dividends on such share of Preferred Stock as provided in the Company’s Certificate of Incorporation.

(b) Each share of Series D Preferred Stock that is converted to Common Stock at or immediately before the Effective Time shall also be entitled to receive from the Merger Consideration any accrued but unpaid dividends on such share of Series D Preferred Stock as provided in the Company’s Certificate of Incorporation. If the Merger Consideration is insufficient to permit the payment to the holders of Preferred Stock of the full amounts described in Sections 1.5(a) and (b), then the entire Merger Consideration shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to Sections 1.5(a) and (b).

(c) To the extent any Merger Consideration remains after payment of the Merger Consideration in respect of the Liquidation Preferences and the accrued but unpaid dividends pursuant to Sections 1.5(a) and (b) (the “Remaining Merger Consideration”), each share of Common Stock issued and outstanding at the Effective Time (excluding Appraisal Shares, but including shares of Common Stock issued upon conversion of any Preferred Stock) shall cease to be outstanding and shall be converted into and exchanged for the right to receive an amount equal to (i) the Per Share Price, without any interest thereon, plus (ii) subject to Section 9, the Per Share Indemnity Escrow Consideration, if any, if and when released in accordance with the Escrow Agreement, plus (iii) the Per Share Working Capital Excess, if any. To the extent no Merger Consideration remains after payment of Merger Consideration in respect of the liquidation preferences of all series of Preferred Stock pursuant to Sections 1.5(a) and (b), each issued and outstanding share of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(d) To the extent of any Remaining Merger Consideration, each Option, whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive an amount equal to (i) the product of (X) the aggregate number of shares of Common Stock of the Company that would be issued to the holder of such Option if such Option were exercised in full multiplied by (Y) the Per Share Price Per Option, without any interest thereon, plus (ii) subject to Section 9, the Per Share Indemnity Escrow Consideration, if any, if and when released in accordance with the Escrow Agreement, plus (iii) the Per Share Working Capital Excess, if any.

(e) To the extent of any Remaining Merger Consideration, each Warrant issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive an amount equal to (i) the product of (X) the aggregate number of shares of Common Stock of the Company that would be issued to the holder of such Warrant if such Warrant were exercised in full multiplied by (Y) the Per Share Price Per Warrant, without any interest thereon, plus (ii) subject to Section 9, the Per Share Indemnity Escrow Consideration, if any, if and when released in accordance with the Escrow Agreement, plus (iii) the Per Share Working Capital Excess, if any.

(f) All shares of the capital stock of the Company which are held in the treasury of the Company shall be cancelled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

(g) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation.

(h) Buyer, the Company, or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable with respect to the conversion of shares of Common Stock or Preferred Stock pursuant to Section 1.5 of this Agreement, Options pursuant to Section 1.5(d) of this Agreement or Warrants pursuant to Section 1.5(e) of this Agreement at the time such consideration is paid, such amounts as Buyer, the Company, or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local, or foreign Tax law. Payments of the net consideration to be paid to holders of the Options at Closing shall be made by Company checks through the Company’s payroll process. To the extent that amounts are so withheld, such withheld amounts shall be timely paid to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(i) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock or Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in this Section 1.5, but rather the holders of Appraisal Shares shall be entitled to the payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair market value under Section 262, then the right of such holder to be paid the fair market value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in this Section 1.5, without interest thereon, upon surrender of the certificate formerly representing such shares. The Company shall give prompt written notice to Buyer of any written demands for appraisal of such Shares and shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not make any payment with respect to, or settle or offer to settle, any such demands in excess of the payment of the applicable Liquidation Preference and accrued but unpaid dividends outlined in the Company’s Certificate of Incorporation, in the case of Preferred Stock, or the Per Share Price, if any in the case of Common Stock, in respect of any Appraisal Share, without the written consent of Buyer, except to the extent that (i) the Company’s cash is used prior to the Closing to effect such payment or settlement, (ii) a full release is obtained from such holder and (iii) no obligations with respect to the Appraisal Shares remain following the Closing. As provided in Section 1.6(f)(i)(H), any payment by the Company prior to the Effective Time with respect to Appraisal Shares shall be a Company Fee and Expense. Compliance by the Company in delivering notice of any statutory rights to dissent to holders of capital stock of the Company or in complying with the applicable provisions of the DGCL related to appraisal rights shall not serve as any waiver of the rights the Company has under Section 5 of the Voting Agreement against any holder who dissents or exercises any rights of appraisal in the Merger. If a payment is made by the Company prior to the Effective Time with respect to Appraisal Shares, the Sellers’ Representative and Parent shall adjust the Per Share Price to reflect the additional Company Fees and Expenses and the reduced number of Shares Outstanding, if applicable, arising from the payments so made.

1.6. Exchange Procedures and Payments at Closing.

(a) As a condition to payment of any amounts payable to a Stockholder hereunder, (i) any such holder of shares of Common Stock issued and outstanding at the Effective Time (other than Appraisal Shares) shall surrender the certificate or certificates representing such shares of Common Stock to the Company and deliver a letter of transmittal in the form attached hereto as Exhibit C-1, together with its attachments, (ii) any such holder of shares of Common Stock issued upon conversion of Preferred Stock and outstanding at the Effective Time shall surrender the certificate or certificates formerly representing shares of Preferred Stock to the Company and deliver a letter of transmittal in the form attached hereto as Exhibit C-2, together with its attachments, and (iii) any such holder of shares of Preferred Stock issued and outstanding at the Effective Time (other than Appraisal Shares) shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company and deliver a letter of transmittal in the form attached hereto as Exhibit C-3, together with its attachments (the letters of transmittal in the form of Exhibits C-1, C-2 and C-3 collectively, the “Letters of Transmittal”).

(b) As a condition to payment of any amounts payable to an Optionholder hereunder, such Optionholder shall deliver an Option Cancellation and Payment Acknowledgement in the form attached hereto as Exhibit D-1 (the “Option Cancellation and Payment Acknowledgement”), together with its attachments, including its Option, if available, for cancellation by the Company.

(c) As a condition to payment of any amounts payable to a Warrantholder hereunder, such Warrantholder shall deliver a Warrant Cancellation and Payment Acknowledgement in the form attached hereto as Exhibit D-2 (the “Warrant Cancellation and Payment Acknowledgement”), together with its attachments, including its Warrant for cancellation by the Company.

(d) (i) Payments of the Liquidation Preferences and accrued but unpaid dividends pursuant to the terms of the Company’s Certificate of Incorporation shall be made by Parent on the later of the Closing Date or five business days after the receipt by the Company of the certificates representing all of such holder’s shares of Preferred Stock and a corresponding Letter of Transmittal, by wire transfer or, at the option of the Company, if such payment is less than $100,000 and not made at the Closing, by check as described in such Letter of Transmittal.

(ii) Payment of the accrued but unpaid dividends on each share of Series D Preferred Stock that is converted to Common Stock at or immediately prior to the Effective Time shall be paid by Parent when holders receive the Per Share Price pursuant to subsection (iii) below.

(iii) Payments of the Per Share Price (less the value of any outstanding Stockholder Loans) to the holders of the Common Stock (including Common Stock issuable upon conversion of Preferred Stock) pursuant to Section 1.5(c)(i) shall be made by Parent on the later of the Closing Date or five business days after the receipt by the Company of the certificates representing all of such holder’s shares of Common Stock and certificates formerly representing all of such holder’s shares of Preferred Stock and a corresponding Letter of Transmittal, by wire transfer or, at the option of the Company, if such payment is less than $100,000 and not made at the Closing, by check as described in such Letter of Transmittal.

(iv) Payments of the Per Share Price Per Option to the holders of the Options pursuant to Section 1.5(d)(i) shall be made by Surviving Corporation on the first day payroll payments are made after the later of the Closing Date or five business days after the receipt by the Company of such holder’s Option Cancellation and Payment Acknowledgement, together with its attachments, by check through the Company’s payroll system as described in such Option Cancellation and Payment Acknowledgement.

(v) Payments of the Per Share Price Per Warrant to the holders of the Warrants pursuant to Section 1.5(e)(i) shall be made by Parent on the later of the Closing Date or five business days after the receipt by the Company of such holder’s Warrants and corresponding Warrant Cancellation and Payment Acknowledgement, together with its attachments, by wire transfer as described in such Warrant Cancellation and Payment Acknowledgement.

(e) Neither Parent, Buyer nor the Surviving Corporation shall be liable to any holder of a certificate formerly representing shares of Common Stock or Preferred Stock or any holder of Options or Warrants for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(f) Subject to the terms and conditions of this Agreement, including, without limitation, Sections 5.1 and 5.2, from the date hereof through the Closing, the Company shall be entitled to utilize available cash of the Company (i) to pay fees and expenses incurred in connection with or related to the transactions contemplated by this Agreement (the “Contemplated Transactions”) by Sellers, the Company or the Sellers’ Representative (on behalf of Sellers) (collectively, “Company Fees and Expenses”), including, without limitation, (A) legal and accounting fees and expenses, (B) the advisory fees, expenses and any other payments owed to the Company Financial Advisor pursuant to that certain letter agreement dated September 13, 2012, by and between the Company and the Company Financial Advisor (the “Advisory Agreement”),

(C) any fees or expenses in the nature of prepayment penalties, or make-whole payments or prepayment penalties associated with the payment of Indebtedness, (D) fees and expenses (other than one-half of the filing fees under the Hart-Scott-Rodino Act which Buyer has agreed to pay) to obtain any Consents required for the Contemplated Transactions (the “Consent Fees”), (E) $500,000 for the fees and expenses of the Sellers’ Representative (which the Sellers’ Representative may use to pay any Third Party Payables in excess of the amount set forth therefor on Schedule I or that are not set forth on the Third Party Payables Schedule), (F) any compensation payable by the Company or its Subsidiaries to any director, officer, employee, agent, consultant or advisor as a result of the Contemplated Transactions, including those amounts payable to those individuals to be agreed upon by the Parties in writing, (G) amounts paid to any holder of Appraisal Shares prior to the Effective Time in settlement of such holder’s demand to be paid the fair market value of such Appraisal Shares in connection with the Merger, (H) all premiums, commissions and other charges, fees and expenses incurred by the Company or its Subsidiaries in connection with the Post-Closing D&O Policy and the Required Tail Coverage and (I) any special, change-in-control, closing or sale bonus payable at any time before, on or after the Closing Date in connection with or by reason of the consummation of the Contemplated Transactions, arising out of any agreement, arrangement or understanding entered into or made prior to the Closing between or binding upon the Company or its Subsidiaries, on the one hand, and any director, officer, employee or agent of, or any consultant or advisor to, the Company or its Subsidiaries, on the other hand, and (ii) to repay outstanding Indebtedness. On the business day prior to the Closing, the Company shall deliver to Buyer a schedule (the “Third Party Payables Schedule”) setting forth (x) all Company Fees and Expenses that have been paid after the Current Balance Sheet Date and prior to the Effective Time (the “Pre-Closing Third Party Payments”) and (y) all Company Fees and Expenses and all Indebtedness that remain unpaid after giving effect to the Pre-Closing Third Party Payments (the “Third Party Payables”). At the Closing, Parent shall pay or shall cause to be paid in full the Third Party Payables. For the avoidance of doubt, Company Fees and Expenses shall not include payroll taxes payable by the Company or the Surviving Corporation with respect to compensation attributable to the exercise of Options and Warrants (provided, however, certain payroll taxes are included within Current Liabilities).

1.7. Rights of Former Stockholders. After the date hereof, the stock, option and warrant transfer books of the Company shall be closed and no transfer of Common Stock, Preferred Stock, Options or Warrants of the Company shall thereafter be made or recognized other than the issuance of Common Stock in connection with the exercise of Options or Warrants, the conversion of Preferred Stock into Common Stock, or the repurchase of Common Stock by the Company pursuant to the Management Restricted Stock Agreement. Until surrendered for exchange in accordance with the provisions of Section 1.6 of this Agreement, each certificate theretofore representing shares of Common Stock or Preferred Stock, each Option and each Warrant, shall from and after the Effective Time be deemed to be cancelled and retired and shall cease to exist, and shall represent for all purposes only the right to receive the consideration set forth in Section 1.5.

1.8. Working Capital Adjustments.

(a) Pre-Closing Determination. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent (i) the estimated unaudited balance sheet of the Company as of the close of business on the Closing Date but prior to the consummation of the Contemplated Transactions (the “Estimated Closing Balance Sheet”), together with (ii) a certificate of the Company (the “Company Pre-Closing Certificate”) executed on its behalf by the Chief Financial Officer of the Company that sets forth in reasonable detail the Company’s good faith estimate of the Merger Consideration and the Per Share Price (assuming conversion of all shares of Preferred Stock into shares of Common Stock immediately prior to the Effective Time) as well as its estimates of the Working Capital Amount (the “Estimated Working Capital”), Indebtedness (“Estimated Indebtedness”), and Third Party Payables (“Estimated Third Party Payables”) as of the time immediately prior to the Effective Time, such Estimated Closing Balance Sheet and other estimates shall be prepared in accordance with the Sample Working Capital Calculation and GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Audited Financial Statements as of and for the period ended December 31, 2012, subject to exceptions for customary year-end adjustments and other modifications specifically identified in this Agreement. The amount set forth as Estimated Working Capital, Estimated Indebtedness, or Estimated Third Party Payables, as applicable, on the Company Pre-Closing Certificate shall be deemed to be Estimated Working Capital, Estimated Indebtedness and Estimated Third Party Payables, as applicable, for all purposes under this Agreement, provided that prior to the Company’s delivery of the Estimated Closing Balance Sheet and the Company Pre-Closing Certificate, Parent shall have a reasonable opportunity to review and consult with the Company with respect to the Company’s preparation of the Estimated Closing Balance Sheet and the above estimates set forth in the Company Pre-Closing Certificate. A sample calculation of the Working Capital Amount and the Closing Date Balance Sheet calculated as of June 30, 2013 is attached hereto as Exhibit B (the “Sample Working Capital Calculation”).

(b) Post-Closing Determination. Within ninety (90) calendar days after the Closing Date, the Surviving Corporation will conduct a review (the “Closing Date Review”) of the Working Capital Amount as of the Closing Date but prior to the consummation of the Contemplated Transactions and will prepare and deliver to the Sellers’ Representative a balance sheet (the “Closing Date Balance Sheet”) and a computation of the Working Capital Amount as of the time immediately prior to the Effective Time (the “Closing Date Working Capital Amount”). The Closing Date Working Capital Amount shall be calculated in accordance with the Sample Working Capital Calculation and GAAP, using the policies, conventions, methodologies used by the Company in preparing the Audited Financial Statements, as of and for the period ended December 31, 2012, subject to exceptions for customary year-end adjustments. The Surviving Corporation will make available to the Sellers’ Representative all records and work papers used in preparing the Closing Date Balance Sheet. If the Sellers’ Representative disagrees with the computation of the Closing Date Working Capital Amount or the items reflected on the Closing Date Balance Sheet, the Sellers’ Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, records and work papers, deliver a notice (an “Objection Notice”) on behalf of the Sellers to the Surviving Corporation setting forth the Sellers’ Representative’s calculation of the Closing Date Working Capital Amount. If the Sellers’ Representative does not deliver an Objection Notice within such thirty (30) calendar day period, then the Closing Date Working Capital Amount shall be deemed to be finally determined. If the Sellers’ Representative delivers an Objection Notice to the Surviving Corporation, the Sellers’ Representative and the Surviving Corporation will use reasonable efforts to resolve any disagreement as to the computation of the Closing Date Working Capital Amount as soon as practicable, but if they cannot reach a final resolution within forty-five (45) calendar days after the Surviving Corporation has received the Objection Notice, the Surviving Corporation and the Sellers’ Representative on behalf of the Sellers will jointly retain a firm to be agreed upon in writing prior to Closing (the “Firm”) to resolve their disagreement. The Surviving Corporation and the Sellers’ Representative will direct the Firm to render a determination within sixty (60) calendar days of its retention and the Surviving Corporation and the Sellers’ Representative and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Closing Date Balance Sheet set forth in the Objection Notice which the Surviving Corporation and the Sellers’ Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination will be based on such review as the Firm deems necessary to make its determination, and on the definition of the Closing Date Working Capital Amount included herein. The determination of the Closing Date Working Capital Amount by the Firm will be conclusive and binding upon the Surviving Corporation, the Sellers’ Representative and the Sellers. The Surviving Corporation and the Sellers shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party, and the Sellers’ Representative (on behalf of the Sellers) and the Surviving Corporation shall each pay one-half of any retainer required by the Firm at the initiation of the engagement, such amount to be reallocated and credited or reimbursed by the other party depending on the final award of the contested amount by the Firm. The Closing Date Working Capital Amount, as finally determined pursuant to this Section 1.8(b), is referred to herein as the “Actual Closing Date Working Capital Amount.”

(c) Payment of Working Capital Adjustments.

(i) Payment by the Surviving Corporation. If the Actual Closing Date Working Capital Amount exceeds the Estimated Working Capital (the amount of such excess being defined as the “Working Capital Excess Adjustment”), the Surviving Corporation shall, within five (5) business days after the determination thereof, pay to the Sellers’ Representative, for subsequent distribution in accordance with this Agreement, an amount equal to the Working Capital Excess Adjustment, together with interest on such amount from the Closing Date to and including the date of payment at an interest rate equal to the interest such amount would have earned in the escrow through the Escrow Agreement, if any, after taking into account any amounts paid pursuant to Section 1.8(c)(iii). Such payment shall be made by wire transfer or delivery of other immediately available funds in United States Dollars to the Sellers’ Representative in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.

(ii) Payment by Sellers. If the Actual Closing Date Working Capital Amount is less than the Estimated Working Capital (the amount of such deficit being the “Working Capital Deficit Adjustment”), the Surviving Corporation and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to the Surviving Corporation, from the Escrowed Amount, an aggregate amount equal to the Working Capital Deficit Adjustment, together with interest earned in the escrow thereon, if any, as provided in the Escrow Agreement, after taking into account any amounts paid pursuant to Section 1.8(c)(iii). Such payment will be made in cash, by cashier’s or certified check, or by wire transfer of immediately available funds to an account designated by the Surviving Corporation.

(iii) Payment Pending Resolution of Dispute. If, pursuant to Section 1.8(a) above, a dispute exists as to the final determination of the Actual Closing Date Working Capital Amount, the Surviving Corporation and Sellers shall promptly pay to the other, as appropriate in accordance with Sections 1.8(c)(i) and 1.8(c)(ii), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.8(b).

1.9. Sellers’ Representative.

(a) In order to efficiently administer (i) the determination of the Merger Consideration and the Actual Closing Date Working Capital Amount, (ii) the distribution of any amounts payable or distributable to Sellers, (iii) the waiver of any condition to the obligations of the Company to consummate the Contemplated Transactions, and (iv) the defense and/or settlement of any Proceedings with respect to which any Buyer Indemnified Party may be entitled to be indemnified pursuant to Section 9 hereof, by approving this Agreement, or by executing and delivering any of the Seller Deliveries, Sellers hereby designate BC Sellers’ Representative LLC as their representative (the “Sellers’ Representative”).

(b) Sellers, by approving this Agreement or by executing one of the Seller Deliveries, shall authorize the Sellers’ Representative (i) to make all decisions relating to the determination of the Merger Consideration and the Actual Closing Date Working Capital Amount, (ii) to make all decisions relating to the distribution of any amounts payable or distributable to Sellers hereunder, in accordance with this Agreement and the Escrow Agreement, (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company to consummate the Contemplated Transactions, or the defense and/or settlement of any Proceedings with respect to which any Buyer Indemnified Party may be entitled to be indemnified pursuant to Section 9 hereof, (iv) to give and receive all notices required to be given under this Agreement or the Escrow Agreement, (v) to take any and all additional action as is contemplated to be taken by or on behalf of Sellers by the terms of this Agreement, (vi) to take all other actions to be taken by or on behalf of Sellers in connection herewith, (vii) to withhold funds to pay Seller-related expenses and obligations, (viii) to withhold additional funds as determined by the Sellers’ Representative in its discretion to pay future or contingent Seller expenses and obligations and (ix) to seek recourse against any Seller for the benefit of the other Sellers in the event of a disbursement to the Buyer Indemnified Parties due to any breach of the representations and warranties made by such Seller in a Seller Delivery.

(c) In the event that the Sellers’ Representative is dissolved, becomes unable to perform its responsibilities hereunder or resigns from such position, Sellers holding, prior to the Closing, a majority of the voting Common Stock and Preferred Stock as set forth in Section 2.4(a) of the Company Disclosure Schedule shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(d) All decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and the Surviving Corporation relating to the determination of the Actual Closing Date Working Capital Amount or the defense or settlement of any Proceedings with respect to which any Buyer Indemnified Party may be entitled to be indemnified pursuant to Section 9 hereof, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e) By approving this Agreement, or by executing a Letter of Transmittal, an Option Cancellation and Payment Acknowledgement or a Warrant Cancellation and Payment Acknowledgement, Sellers agree that:

(i) Parent, Buyer, the Surviving Corporation and each other Buyer Indemnified Party shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the determination of the Actual Closing Date Working Capital Amount or the settlement of any claims for indemnification by any Buyer Indemnified Party pursuant to Section 9 hereof or any other actions required to be taken by the Sellers’ Representative hereunder, and no Seller or party hereunder shall have any cause of action against Parent, Buyer, the Surviving Corporation or any other Buyer Indemnified Party for any action taken by any such Person in reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers’ Representative;

(iii) the provisions of this Section 1.9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Contemplated Transactions;

(iv) the provisions of this Section 1.9 shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement or the Escrow Agreement to a Seller or Sellers shall mean and include the successors to Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise;

(v) the Company Fees and Expenses shall include the sum of $500,000 to be paid to the Sellers’ Representative and to be used by the Sellers’ Representative for the payment of all costs and expenses incurred by the Sellers’ Representative in connection with the exercise by it of the authority granted to it herein (including reasonable attorney fees and expenses and the fees and expenses of any accountants or other professional advisors retained by the Sellers’ Representative). From time to time after the Effective Time, Sellers’ Representative may distribute to Sellers, pro rata in accordance with their respective ownership of all shares of Preferred Stock that are not converted at the Effective Time, plus the Fully Diluted Shares Outstanding immediately prior to the Effective Time, such portion of such sum as the Sellers’ Representative reasonably determines will not be needed for the payment of future costs and expenses. Any portion of such sum remaining after the final resolution of all claims asserted against, or asserted by or on behalf of, Sellers hereunder or under the Escrow Agreement and the final distribution to Sellers of all monies that are or could be distributable to them hereunder or under the Escrow Agreement shall be distributed to Sellers in their respective percentages based upon all shares of Preferred Stock that are not converted at the Effective Time, plus the Fully Diluted Shares Outstanding; provided, however, that if the Sellers’ Representative incurs costs and expenses disproportionately due to a Seller’s breach of representations and warranties made by such Seller in one of the Seller Deliveries, such breaching Seller shall reimburse the Sellers’ Representative for the additional costs and expenses disproportionately incurred; and

(vi) they will indemnify and hold harmless the Sellers’ Representative, severally and not jointly, from and against any and all damages which may at any time be imposed on, incurred by or asserted against the Sellers’ Representative in any way relating to or arising out of this Agreement, or any related agreement or instrument or any action taken or omitted to be taken by the Sellers’ Representative under or in connection herewith, unless such damages resulted solely from the bad faith of the Sellers’ Representative.

(f) All fees and expenses incurred by the Sellers’ Representative in excess of $500,000 shall be paid from any funds otherwise due to Sellers (including from the Escrowed Amount, if any, after such amount is released to Sellers’ Representative) in proportion to their ownership of all shares of Preferred Stock that are not converted at the Effective Time, plus the Fully Diluted Shares Outstanding as set forth in Section 2.4(a) of the Company Disclosure Schedule attached hereto and if no funds are available from the Escrowed Amount, then directly from Sellers pro rata in accordance with their respective ownership of all Shares of Preferred Stock that are not converted at the Effective Time, plus the Fully Diluted Shares Outstanding immediately prior to the Effective Time.

1.10. Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions provided for herein (the “Closing”) shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, at 9:00 a.m., Eastern Time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth herein (other than conditions that by their terms are to be satisfied on the Closing Date, subject to such conditions being satisfied on the Closing Date), or at such other place, time or date as may be mutually agreed upon in writing by the parties (the “Closing Date”). The Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date (i.e., the Closing Date belongs to the Buyer).

1.11. Further Assurances. Following the Effective Time, the parties shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions, or otherwise to carry out the intent and purposes of this Agreement.

1.12. Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Common Stock or Preferred Stock or evidencing Warrants or Options shall have been lost, stolen or destroyed, the holder thereof shall be paid the merger consideration with respect to such lost, stolen or destroyed certificates only upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Parent; provided, however, that Parent may, in its sole discretion, require the delivery of a satisfactory indemnity, which indemnity shall require the posting of a bond or other collateral, unless Parent determines that such bond or other collateral is not necessary.

1.13. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar transaction taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”), if any, imposed solely and directly by reason of the Contemplated Transactions shall be paid by the Surviving Corporation when due, and the Surviving Corporation will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other similar taxes and fees, and, if required by Applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation.

1.14 Net Operating Losses. Any and all federal, state, local or foreign jurisdiction net operation losses (“NOLs”) available to the Company or its Subsidiaries shall be retained solely for use by the Surviving Corporation along with all other tangible and intangible assets as of the Effective Time.

2. Representations of the Company. The Company represents and warrants to Parent and Buyer that the statements contained in this Section 2 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the Company disclosure schedule attached hereto (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2; provided, however, that disclosure of any item in the Company Disclosure Schedule with respect to one paragraph of Section 2 shall be deemed disclosure both to the referenced paragraph and to every other paragraph of Section 2 as to which the relevance of such item to such other paragraph of Section 2 is reasonably apparent on the face of such disclosure (it being understood that to be so apparent it is not required that such other paragraph is cross-referenced; provided, however, that the Company represents and warrants that it has made all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies).

2.1. Organization, Qualification, and Power.

(a) Each of the Company and the Subsidiaries of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it has been organized, with full power and authority necessary to conduct its business as now being conducted, to own or use the properties and assets that it purports to own or use.

(b) The jurisdictions under the laws of which each of the Company and the Subsidiaries of the Company has been organized are listed in Section 2.1(b) of the Company Disclosure Schedule. Each of the Company and the Subsidiaries of the Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or leasing of its properties or the nature or conduct of its business requires such qualification, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor the Subsidiaries of the Company owns any shares of capital stock, partnership (limited or general) interest, membership interest or other form of investment (either debt or equity) in any corporation, partnership, limited liability company, joint venture or other form of business entity.

2.2. Authorization of Transaction; Enforceability; Notice.

(a) The Company has the full corporate power and authority to execute and deliver this Agreement and the agreements contemplated herein to which it is or will be a party (the “Company Ancillary Agreements”), to perform its obligations hereunder and thereunder, and subject to obtaining the Stockholders’ Approvals, to consummate the Contemplated Transactions. Subject to Section 5.5(b), the Company’s Board of Directors has (i) approved this Agreement, the Company Ancillary Agreements, the Merger and the other Contemplated Transactions and declared the Merger and this Agreement advisable, (ii) resolved to recommend and has recommended that the Merger and this Agreement be approved and adopted by the Stockholders and (iii) directed that the Merger and this Agreement be submitted to the Stockholders for approval and adoption. The Company’s Board of Directors has not withdrawn, rescinded or modified such approval, declaration, recommendation or direction. The sole required approval of the Stockholders of this Agreement and the Merger is the Stockholders’ Approvals. Subject to obtaining Stockholders’ Approvals, the execution, delivery and performance of the terms, conditions and obligations of this Agreement and the Company Ancillary Agreements, including, without limitation, consummation of the Contemplated Transactions, have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. When duly executed and delivered by the parties thereto at the Closing, the Company Ancillary Agreements will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Contemplated Transactions.

2.3. No Conflict. Except as set forth in Section 2.3 of the Company Disclosure Schedule, neither the execution and the delivery of this Agreement or the Company Ancillary Agreements by the Company, nor the performance of its obligations hereunder or thereunder, nor the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time, or both):

(a) require any notice to be given under, contravene, conflict with, or result in a violation of any provision of, or give any Governmental Body or third party the right to challenge this Agreement, any Company Ancillary Agreement or any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, decree or order of any Governmental Body by which the Company, any Subsidiary of the Company or any of their respective assets are bound;

(b) contravene, conflict with, or result in a violation or breach of any provision of (i) the Certificate of Incorporation, bylaws or other governing documents of the Company, (ii) any resolution adopted by the Board of Directors of the Company (or any committee thereof) or the Stockholders or (iii) the corresponding governing documents or resolutions of any Subsidiary of the Company;

(c) require any notice to be given under, contravene, conflict with, or result in a violation or breach of any provision of, or require the Consent of any third party under, or give a third party the right to declare a default or exercise any remedy under, or to accelerate the maturity of or any performance under, or to cancel, terminate, or modify, any Material Contract to which the Company, any Subsidiary of the Company or any of their respective assets are bound;

(d) result in the imposition or creation of any Lien upon or with respect to any of the assets of the Company or any of its Subsidiaries; or

(e) require any notice to be given under, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to challenge, revoke, withdraw, suspend, cancel, terminate, fail to renew or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries.

2.4. Capitalization.

(a) The Company’s authorized capital stock consists of thirty-seven million (37,000,000) shares of capital stock, consisting of (i) thirteen million (13,000,000) shares of Class A Common Stock, (ii) seven million (7,000,000) shares of Class B Common Stock, and (iii) seventeen million (17,000,000) shares of Preferred Stock. Of the Preferred Stock, nine million, fifty thousand (9,050,000) shares are designated as Series B Preferred Stock, five hundred thousand (500,000) shares are designated as Series B-1 Preferred Stock, one hundred two thousand, eight hundred sixty-three (102,863) shares are designated as Series C Preferred Stock, and one million, five hundred twenty-eight thousand, one hundred seventy-five (1,528,175) shares are designated as Series D Preferred Stock. The issued and outstanding Common Stock and Preferred Stock of the Company as of the date hereof is set forth in Section 2.4(a) of the Company Disclosure Schedule. All such issued and outstanding shares of Common Stock and Preferred Stock have been and on the Closing Date will be duly authorized and validly issued, are fully paid and non-assessable and free of any pre-emptive or other similar rights, and have been offered, issued, sold and delivered by the Company in material compliance with all applicable federal and state securities laws.

(b) Other than the options to purchase shares of Common Stock listed in Section 2.4(b) of the Company Disclosure Schedule (the “Options”), the warrants to purchase shares of Common Stock listed in Section 2.4(b) of the Company Disclosure Schedule (the “Warrants”), the rights of the holders of shares of Preferred Stock to convert such shares into shares of Common Stock, and the Company’s repurchase rights under the Management Restricted Stock Agreement, there are not on the date hereof, and on the Closing Date there will not be, outstanding: (i) any options, warrants or other rights to purchase or acquire from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; (iii) any calls, subscriptions, pre-emptive rights, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of additional shares of capital stock or options, warrants or other securities of the Company; or (iv) any “phantom stock” or similar obligations of the Company. The Options will be converted into and exchanged for the right to receive the consideration for the Options specified in Section 1.5(d); the Warrants will be converted and exchanged for the right to receive the consideration for the Warrants specified in Section 1.5(e); shares of Preferred Stock are convertible into shares of Common Stock as set forth in Section 1.5 and in accordance with the Company’s Certificate of Incorporation; and certain shares of Common Stock will be repurchased by the Company pursuant to the Management Restricted Stock Agreement.

(c) The capitalization and authorized and issued capital stock or other equity interests of each Subsidiary of the Company is described and held, beneficially and of record, as set forth in Section 2.4(c) of the Company Disclosure Schedule. All of the outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are duly authorized, validly issued, fully paid, non-assessable and free of any pre-emptive or similar rights with respect thereto and, except as set forth in Section 2.4(c) of the Company Disclosure Schedule, all such shares are owned, of record and beneficially, by the Company or another wholly-owned (either direct or indirect) Subsidiary of the Company free and clear of all Liens or limitations on the right to vote, sell or otherwise dispose of such shares. There are no options, warrants, convertible or exchangeable securities, calls, subscriptions, pre-emptive rights or other rights to purchase or acquire from the Company or any Subsidiary of the Company, or other agreements or commitments of any character relating to, the issued or unissued capital stock or other securities of, or other equity interests in, any Subsidiary of the Company. There are no agreements, arrangements, understandings, obligations or other commitments of the Company or any Subsidiary of the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of, or other equity interests in, any Subsidiary of the Company. There are no “phantom stock” or similar obligations of the Company or any Subsidiary of the Company with respect to any Subsidiary of the Company.

(d) Except for the Management Restricted Stock Agreement and as set forth in Section 2.4(d) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates, nor, to the Knowledge of the Company, any Seller is a party to or is bound by any agreements, arrangements, commitments, obligations or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or any other equity interests or securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.4(d) of the Company Disclosure Schedule, the Company has not granted any registration rights or adopted a rights agreement or “poison pill” anti-takeover plan with respect to any equity security, partnership interest or similar ownership interest of any class of the Company or any of its Subsidiaries.

(e) There are no holders of bonds, debentures, notes or other Indebtedness of the Company having the right to vote (nor holders of bonds, debentures, notes or other Indebtedness of the Company convertible into, or exchangeable for, securities (equity, debt or otherwise) having the right to vote) on the Merger, the other Contemplated Transactions or any other matters on which Stockholders may vote.

2.5. Title to Personal Property; Encumbrances; Leases; Condition and Sufficiency.

(a) Each of the Company and the Subsidiaries of the Company has good and marketable title to all items of tangible personal property owned by the Company or such Subsidiary of the Company, as the case may be and material to the business and operation of the Company and the Subsidiaries of the Company, taken as a whole (collectively, the “Personal Property”), free and clear of all Liens except Permitted Exceptions. A listing of the owned Personal Property of the Company and the Subsidiaries of the Company is attached at Section 2.5(a) of the Company Disclosure Schedule; however, no certification is made in regards to any owned Personal Property with individual values below $5,000 and leased Personal Property involving annual payments below $100,000. All Personal Property held under lease by the Company or a Subsidiary of the Company is held by the Company or a Subsidiary of the Company under a valid and enforceable lease and neither the Company nor a Subsidiary of the Company is in default under or in breach of any such lease, and, to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or a Subsidiary of the Company under such leases. No written notice has been given, or Proceeding asserted, adverse to the rights of the Company or any Subsidiary of the Company under any such lease or affecting its rights to the continued use and possession of any such leased property. The Personal Property owned, leased or used in the business of the Company and the Subsidiaries of the Company is in good operating condition and fit for use in the Ordinary Course of Business, except for ordinary wear and tear and ordinary and routine maintenance and repairs. The rights, properties and assets owned by, or leased or licensed to, the Company and the Subsidiaries of the Company are sufficient in all material respects for the operation and conduct of the business as presently conducted by the Company and such Subsidiaries.

(b) Except as set forth on Section 2.5(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) engaged in any risk-bearing or risk-sharing activities, in any capacity, including, without limitation, as a party to any Material Contract whereby the Company or any of the Subsidiaries agrees (A) to return any portion of its Commissions already received to any Carrier based upon the loss ratios generated by any insurance program that the Company or any of the Subsidiaries administers for such Carrier, (B) to participate in any underwriting gains or losses, and/or (C) otherwise to bear any portion of the total insurance risk placed through any insurance program administered by the Company or any of the Subsidiaries for any Carrier; or (ii) placed or provided any securities products or services for any Client Account. The Parties acknowledge and agree that the foregoing description of activities shall not include arrangements or agreements with a Carrier for the receipt of Contingent Revenues.

2.6. Financial Statements.

(a) The Company has made available to Parent the audited consolidated balance sheets of the Company as of each of the fiscal years ended December 31, 2011 and 2012 (the “Audited Balance Sheets”) and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for each of the fiscal years then ended (collectively, the “Audited Financial Statements”). The Company has also made available to Parent the unaudited consolidated balance sheet of the Company as of April 30, 2013 (the “Current Balance Sheet”) and the related consolidated statements of operations and cash flows of the Company for the four-month period then ended (collectively, the “Current Financial Statements”). The date of the Current Balance Sheet is referred to herein as the “Current Balance Sheet Date.” The Audited Financial Statements, the Current Financial Statements and the interim financial statements (the “Interim Financial Statements”) to be delivered pursuant to Section 5.3 hereof (collectively, the “Financial Statements”) have been (or, in the case of the Interim Financial Statements, will be) prepared from the books and records of the Company and its Subsidiaries in accordance with generally accepted accounting principles applied as of the date the financial statements were prepared and applied consistently with past practices (“GAAP”) and fairly present the financial condition and results of operation of the Company and its Subsidiaries as at the dates of, and for the periods covered by, such Financial Statements. The Audited Financial Statements have been certified without qualification by PricewaterhouseCoopers LLP, the Company’s independent public accountants. The Current Financial Statements do not, and the Interim Financial Statements will not, include footnotes and are subject to customary year-end adjustments (the effect of which will not, individually or in the aggregate, be material and adverse).

(b) The Company has established a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, there are no Liabilities of the Company or the Subsidiaries of the Company (whether absolute, accrued, contingent or otherwise and whether or not due) except (i) those reflected or otherwise reserved against in the Current Balance Sheet, (ii) those Liabilities incurred in the Ordinary Course of Business since the Current Balance Sheet Date, (iii) executory obligations under Contracts to which the Company or a Subsidiary of the Company are party or under Governmental Authorizations held by the Company or a Subsidiary of the Company, (iv) those Liabilities incurred in the Ordinary Course of Business and not required to be shown on the Financial Statements in accordance with GAAP and (v) Liabilities identified in another section of the Company Disclosure Schedule that are specifically cross-referenced in Section 2.6(c) of the Company Disclosure Schedule.

(d) Except as set forth in Section 2.6(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any Indebtedness.

2.7. Books and Records. The books of account and other financial records of the Company and the Subsidiaries of the Company are complete and correct in all material respects.

2.8. Compliance with Applicable Laws.

(a) Each of the Company and the Subsidiaries of the Company is in compliance in all material respects with, and has complied in all material respects with, each Applicable Law, and has not received any notice alleging a material violation of any Applicable Law.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries are currently in breach of any Sanction.

(c) The operations of the Company and its Subsidiaries are conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in all jurisdictions in which the Company or any of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Body or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending and, to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

2.9. Description of Material Contracts. Section 2.9 of the Company Disclosure Schedule sets forth each Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, and that is described in any of the following subsections (each, a “Material Contract”):

(a) collective bargaining agreement or other agreement with any labor union;

(b) Contract requiring an annual or lump-sum payment of $500,000 or more for the employment of any officer, individual employee or other Person on a full-time or consulting basis or any severance agreements;

(c) Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $500,000 annually and that cannot be terminated by the Company or a Subsidiary of the Company without penalty upon thirty (30) days’ notice or less;

(d) all Leases involving annual rent payments by the Company or any of its Subsidiaries in excess of $50,000;

(e) Contract with any Affiliate, or current or former officer or director, of the Company;

(f) Contract relating to the acquisition or disposition by the Company or its Subsidiaries of any assets outside of the Ordinary Course of Business, any operating business or the capital stock of any other Person;

(g) Contract relating to the incurrence of Indebtedness (including any promissory note or debenture evidencing Indebtedness) or the making of any loans or guarantees to or for the benefit of any other Person, in each case by the Company or any Subsidiary of the Company;

(h) Contract (including mortgages, pledges, conditional sales contracts, security agreements, factoring agreements and other similar agreements) pursuant to which any assets or properties of the Company or its Subsidiaries are subject to any Lien, other than Permitted Exceptions;

(i) Contract (other than a Contract pursuant to which the Company or its Subsidiaries provides services in the Ordinary Course of Business) containing any obligation or liability of the Company or any Subsidiary of the Company to indemnify, defend or hold harmless any other Person or to contribute to any damages suffered by any other Person or for which any other Person may be liable or to assume any tax, environmental or other Liability of any Person;

(j) Contract calling for payments in excess of $250,000 annually entered into outside of the Ordinary Course of Business;

(k) Contract (including any consent decree) containing covenants of the Company or of any Subsidiary of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any Subsidiary of the Company in any line of business or in any geographical area;

(l) Contract with any Governmental Body (other than a Contract entered into in the Ordinary Course of Business);

(m) Contract that provides for any joint venture, partnership or similar arrangement with the Company or any Subsidiary;

(n) Contract pursuant to which Pool Management Services are provided to any Insurance Pool;

(o) Contract including the provision of Captive Management Services as described in Section 2.27 providing payments in excess of $100,000 to the Company or its Subsidiaries for the Captive Management Services requirements of the Contract; or

(p) any other Contract that calls for payments in excess of $500,000 annually and that is material to the Company or its Subsidiaries.

Except as disclosed in Section 2.9 of the Company Disclosure Schedule, (i) to the Company’s Knowledge, the other party to each Material Contract has performed in all material respects all the obligations required to be performed by it in connection with such Material Contract, no Material Contract has been breached or canceled by the other party and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the other party thereunder, (ii) each of the Company and the Subsidiaries of the Company, as applicable, has performed in all material respects all the obligations required to be performed by it in connection with any Material Contract and is not in default under or in breach of any such Material Contract, and, to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or the Subsidiary of the Company thereunder, and (iii) each Material Contract is legal, valid, binding and enforceable, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights, generally, and by general equitable principles, is in full force and effect and, assuming all required Consents to assignment, sublease or other transfer of rights thereunder are obtained, will continue as such following the consummation of the Contemplated Transactions.

2.10. Legal Proceedings; Orders.

(a) All Proceedings (other than Proceedings to obtain workers’ compensation benefits) pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, or relating to any of their respective businesses, assets and properties, are set forth in Section 2.10(a) of the Company Disclosure Schedule. There is no pending or, to the Company’s Knowledge, threatened Proceeding: (i) that may reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; or (ii) that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) Except as set forth in Section 2.10(b) of the Company Disclosure Schedule, there is no judgment, decree or order of any Governmental Body to which the Company, its Subsidiaries or any of their respective properties is subject (i) that may reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or (iii) that materially affects the conduct of the business as currently conducted. To the Company’s Knowledge, no officer, director, agent, or employee of the Company or any Subsidiary of the Company is subject to any judgment, decree or order of any Governmental Body that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any Subsidiary of the Company as currently conducted.

(c) For purposes hereof, “Proceeding” shall mean any action, arbitration, audit, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

2.11. Tax Matters.

(a) Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, all state and federal income Tax Returns and all other material Tax Returns that the Company or any Subsidiary of the Company was required to file have been duly and timely filed or are subject to lawful and current filing extensions set forth in Section 2.11(a) of the Company Disclosure Schedule. All such Tax Returns properly reflect all liabilities for Taxes for the periods covered by such Tax Returns and otherwise are true, correct and complete in all material respects.

(b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, all Taxes due and payable by the Company or any Subsidiary of the Company, whether or not shown on any such Tax Return, have been timely paid in full. There are no Liens (other than Permitted Exceptions) on any of the Company’s or Subsidiary of the Company’s assets in connection with any failure (or alleged failure) to pay any Tax by the Company or any Subsidiary of the Company.

(c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, no deficiency, assessment or liability for any Taxes has been proposed, asserted or assessed in writing by a Taxing Authority against the Company or any Subsidiary of the Company, which deficiency, assessment or liability has not been paid in full.

(d) Each of the Company and the Subsidiaries of the Company has timely withheld and timely paid over to the proper Taxing Authority all Taxes required to have been withheld and paid by the Company and the Subsidiaries of the Company in connection with any amounts paid or owing by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes.

(f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the Company has not been advised in writing, and does not otherwise have Knowledge, that any foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary of the Company.

(g) Neither the Company nor any of the Subsidiaries of the Company is a party to or bound by, and has no obligation under, any Contract or Employee Benefit Plan that has resulted or would reasonably be expected to result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G or any corresponding provision of state, local or foreign Tax law. Neither the Company nor any of the Subsidiaries of the Company has any indemnity or gross-up obligation for any taxes or interest imposed under Section 4999 or Section 280G of the Code. Neither the Company nor any of the Subsidiaries of the Company has been a member of an affiliated group within the meaning of Code §1504(a) (other than an affiliated group of which the Company is the common parent) filing a consolidated federal income Tax Return. Neither the Company nor any of the Subsidiaries of the Company has any liability for the Taxes of any Person or entity (other than the Company and the Subsidiaries of the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(h) The unpaid Taxes of the Company and the Subsidiaries of the Company for all periods or portions thereof ending on or before the date of the Current Balance Sheet did not as of the Current Balance Sheet Date exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and will not, as of the Closing Date, materially exceed such current liability accrual for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(i) No power of attorney granted by the Company or any Subsidiary of the Company with respect to any Taxes is currently in force.

(j) Neither the Company nor any Subsidiary is or has been a party to any “listed transaction” or, to the Knowledge of the Company, any other “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(k) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any change in method of accounting initiated prior to the Closing by the Company or any of its Subsidiaries, or (iv) any “closing agreement” as described in Code Section 7121(or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing.

(l) Neither the Company nor any Subsidiary has distributed stock of another Person, or has its stock distributed by another Person, in a transaction occurring during the two year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(m) The Company has made available to Parent for inspection as of the date of this Agreement (i) complete and correct copies of all income Tax Returns and all other Tax Returns of the Company and its Subsidiaries that have been filed as of the date of this Agreement and (ii) complete and accurate copies of all letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, in each case, in the possession of the Company and any Subsidiary, submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, in each case since January 1, 2009, or that would apply to taxable periods thereafter.

(n) As used in this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including, without limitation, any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any Taxing Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes imposed by any Taxing Authority, together with any interest, penalties or additions to tax relating thereto.

2.12. Employee Benefits.

(a) Section 2.12(a) of the Company Disclosure Schedule sets forth a list of each “Employee Pension Benefit Plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), plan of deferred compensation, incentive plans, bonus plans or arrangements, stock option, stock purchase plan, golden parachute plans, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Company’s or Subsidiary of the Company’s employees or former employees or beneficiaries thereof currently maintained, sponsored or adopted by the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any material liability (the “Employee Benefit Plans”). Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, each of the Employee Benefit Plans complies with and has been administered in all material respects with ERISA, the Code, and all other Applicable Laws, agreements and instruments by which it is governed. All Employee Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation or the remedial amendment period for receiving such favorable determination from the Internal Revenue Service has not yet passed or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service with respect to such prototype or volume submitter plan. No event has occurred that would reasonably be expected to cause such favorable determination to be revoked or any such Employee Benefit Plan or its underlying trust to fail to qualify under Section 401(a) of the Code. Except for routine claims for benefits, no litigation, claims or disputes are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan that could reasonably be expected to give rise to a Company Material Adverse Effect. There are no proceedings, audits or investigations pending before the Internal Revenue Service, the United States Department of Labor or other Governmental Authority with respect to any Employee Benefit Plan, nor to the Knowledge of the Company is any such proceeding or investigation threatened. Neither the Company nor its ERISA Affiliates (as defined below) have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA 3(35)). The Company and the Subsidiaries of the Company have neither maintained in the past nor currently maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors or other Applicable Law. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, and except for acceleration of the vesting of Options and the payment of deferred compensation as set forth in Section 2.12(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated

Transactions will (i) entitle any current or former employee or current or former director of the Company or any Subsidiary of the Company to severance pay, or any payment contingent upon a change in control or ownership of the Company, (ii) increase or enhance any benefits payable under any Employee Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or current or former director. For purposes of this Section 2.12, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

(b) There are no unpaid contributions due prior to the date hereof with respect to any Employee Benefit Plan that are required to have been made under its terms and provisions, any related insurance contract or any Applicable Law. All group health plans have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar state Applicable Law. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any material non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Benefit Plan, nor have there been any fiduciary violations under ERISA by any employee of the Company or any Subsidiary of the Company, which could, to the Knowledge of the Company, subject the Company or any such Subsidiary (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code. Seller has accrued for all Employee Benefit Plans that constitute self-insured group health plans all claims that have been incurred and filed for reimbursement but not paid prior to Closing Date.

(c) Complete copies of all Employee Benefit Plans have been made available to Parent and, to the extent applicable: (i) any related trust agreement; (ii) all material employee communications (including all summary plan descriptions and summaries of material modifications); (iii) the most recent determination, opinion or advisory letter received from the IRS for each Employee Benefit Plan intended to qualify under Section 401(a) of the Code; (iv) the coverage and nondiscrimination testing for the last three (3) years for each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and (v) for the most recent plan year, the Form 5500 and attached schedules.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) to the extent applicable, has been maintained in compliance in all material respects in both form and in operation with Code Section 409A, except where such non-compliance may be corrected under IRS correction programs without any material liability to the Company, a Subsidiary or any of their employees. Neither the Company nor any Subsidiary (i) has been required to report to any government or regulatory authority any corrections made or taxes due as a result of a failure to comply with Section 409A or (ii) has any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A.

(e) Neither the Company nor its ERISA Affiliates have had, at any time, an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or incurred a “complete or partial withdrawal” (as defined in ERISA Sections 4203 and 4205).

2.13. Environmental Matters; Environmental and Safety Laws. Each of the Company and the Subsidiaries of the Company is in compliance in all material respects with, and has complied in all material respects with, each Environmental Law. The Company and the Subsidiaries of the Company have not received any written notice or other written communication from (i) any Governmental Body, (ii) the current or prior owner or operator of any of the Company’s or the Subsidiaries of the Company’s properties or facilities, or (iii) any other Person of any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Company’s or the Subsidiaries of the Company’s properties or facilities, or with respect to any property or facility at or to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any Subsidiary of the Company, or any third party for whose conduct the Company or any Subsidiary of the Company is responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received. To the Company’s Knowledge and except as specifically listed in Section 2.13 of the Company Disclosure Schedule, there are no Environmental, Health and Safety Liabilities.

2.14. Broker Fees. With the exception of fees payable to the Company Financial Advisor pursuant to the Advisory Agreement, all of which will be set forth on the Third Party Payables Schedule, the Company has incurred no liability for any fee, commission or other compensation on account of the employment of a broker or finder in connection with the Contemplated Transactions.

2.15. Governmental Authorizations. Each of the Company and the Subsidiaries of the Company has obtained all Consents, licenses, permits and certificates from Governmental Bodies material and necessary to the conduct of their respective businesses as presently conducted (the “Governmental Authorizations”). Section 2.15 of the Company Disclosure Schedule sets for all such Governmental Authorizations. Each of the Company and the Subsidiaries of the Company is in material compliance with the terms and conditions of each such Governmental Authorization, has received no notice that it is in violation of any of the terms or conditions of such Governmental Authorization, and has taken all necessary action to maintain such Governmental Authorization.

2.16. Labor Matters.

(a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries of the Company is in compliance with and since January 1, 2010 has complied with, in all material respects, all laws, rules and regulations relating to the employment of personnel and labor (including, but not limited to, laws relating to the payment of wages and benefits, labor standards, non-discrimination, non-harassment, immigration, workers’ compensation, worker safety, mass lay-offs and plant closures, unemployment, social security, application and employee background checking, verification of employment eligibility, employee leave and classification of workers as employees and independent contractors). Except as set forth in Section 2.16(a) of the Company Disclosure Schedule and other than Proceedings to obtain workers’ compensation benefits, there are no Proceedings pending or, to the Knowledge of the Company, reasonably expected or threatened, between the Company or any of its Subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including, but not limited to, any claims for salary, wages and other compensation (including commissions and bonuses), tax withholding and payroll deductions, severance, breach of contract, wrongful termination, actual or alleged harassment, equal employment opportunity (including discrimination based on race, color, national origin, age, sex, sexual orientation, marital status, religion, disability, veteran’s status, or any other recognized class, status or attribute under any Applicable Law prohibiting discrimination), verification of eligibility for employment and immigration law compliance, invasion of privacy, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage, occupational safety and health, workplace injuries, unfair labor practices, collective bargaining agreements (including claims, grievances or Proceedings thereunder) or any other matter relating to the employment relationship or the termination thereof.

(b) The Company and the Subsidiaries of the Company have not experienced any labor strike, lockout, work stoppage, work interruption or work slowdowns since January 1, 2008, and to the Company’s Knowledge, there is no reasonable likelihood of any labor strike, lockout, work stoppage, work interruption or work slowdown.

(c) Except as set forth in Section 2.16(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any order, decree, settlement agreement or award requiring the payment by it to any employee, former employee or labor organization of any back wages or other money damages in a material amount for any reason whatsoever, nor to the Knowledge of the Company is any such order, decree, or award threatened or settlement agreement contemplated.

(d) The Company and each of its Subsidiaries are in material compliance with all applicable Immigration Laws. Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of the Subsidiaries of the Company has been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has the Company or any of its Subsidiaries been fined, penalized, warned or received any other written notice of any failure to comply with the Immigration Laws. For purposes of this Section 2.16(d), the terms “employee” and “employer” shall have the meanings ascribed to them by Section 274a.1 of Title 8, Code of Federal Regulations.

2.17. Intellectual Property.

(a) Section 2.17(a) of the Company Disclosure Schedule contains a complete and correct list of all of the following that are owned or licensed by the Company or any Subsidiary of the Company or that relate to or are used in the business of the Company or any Subsidiary of the Company: (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property; (ii) material unregistered trademarks, material unregistered service marks, trade names, corporate names, and Internet domain names; (iii) computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total annual cost of $25,000); and (iv) any other material Intellectual Property (collectively, the “Business Intellectual Property”).

(b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule: (i) the Business Intellectual Property does not infringe upon, misappropriate or otherwise conflict in any material respect with, and the operation of the Company’s or any Subsidiary of the Company’s business as currently conducted will not in any material respect infringe upon, misappropriate or otherwise conflict with, any Intellectual Property of any third party, and the Company is not aware of any facts that indicate any reasonable likelihood of any of the foregoing; (ii) to the Company’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property and the Company is not aware of any facts that indicate a reasonable likelihood of any of the foregoing; (iii) the Company owns or holds a valid and subsisting license to use the Business Intellectual Property, free and clear of all Liens, other than the terms of any related license agreement; and (iv) to the Company’s Knowledge as of the date hereof, no current or former employee, officer, director, stockholder, consultant or independent contractor has notified the Company in writing of any right, claim or interest in or with respect to any Business Intellectual Property.

(c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice during the past three (3) years alleging either the Company or a Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person.

(d) For purposes hereof, “Intellectual Property” shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, registrations and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connections therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

2.18. Real Property.

(a) Owned Real Property. Neither the Company nor any Subsidiary of the Company owns any real property.

(b) Leased Real Property. Section 2.18(b) of the Company Disclosure Schedule sets forth the address of all real property leased or subleased by the Company or any Subsidiary of the Company (the “Leased Real Property”). To the Knowledge of the Company, (i) all improvements on the Leased Real Property materially conform to all requirements contained in the associated Lease and all Applicable Laws (including use restrictions, building codes and health and safety codes) and (ii) there are no studies, reports or notices indicating that any of the improvements on the Leased Real Property are defective in design or construction. There are no pending or, to the Company’s Knowledge, threatened condemnation, assessment, annexation or similar Proceedings affecting or relating to the Leased Real Property, or any portion thereof, and, to the Company’s Knowledge, no such Proceedings are contemplated by any Governmental Body. The Company and its Subsidiaries have all easements and rights in respect of the Leased Real Property necessary to conduct their respective business, including easements for all utilities, services, roadway, railway (if any) and other means of ingress and egress to the Leased Real Property.

(c) Leases. Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, with respect to each real property lease document, including all amendments, extensions, renewals, guarantees and other agreements with respect to the lease (collectively, the “Leases”): (i) the Company’s (or any of its Subsidiaries’) possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease and (ii) except for Permitted Exceptions, neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any material portion thereof.

(d) For purposes hereof, “Permitted Exceptions” means: (i) Liens for Taxes, charges and assessments imposed by any foreign, federal, state or local government or other taxing authority which are not yet due and payable or which are being contested in good faith by appropriate proceedings listed in Section 2.11(f) of the Company Disclosure Schedule, if reserves or other appropriate provisions, as shall be required by GAAP, shall have been made therefor; (ii) Applicable Laws regulating the use or occupancy of the Leased Real Property and/or the character, dimensions or locations of the improvements on any Leased Real Property, provided that there are no provisions of Applicable Law or violations of same which would prohibit use of the Leased Real Property for the purpose for which it has been customarily used by the Company or a Subsidiary of the Company; (iii) exceptions created by the Company or a Subsidiary of the Company after the date of this Agreement with the prior, written consent of Parent; (iv) Liens reflected on the Current Balance Sheet; (v) mechanics’, suppliers’, installment sales and similar Liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings listed in Section 2.11(f) of the Company Disclosure Schedule, if reserves or other appropriate provisions, as shall be required by GAAP, shall have been made therefor; (vi) defects or imperfections in title, easements or rights, and restrictions which do not materially interfere with the use of such properties, as presently used by the Company or its Subsidiaries, the conduct of the business, as presently conducted by the Company and the Subsidiaries of the Company, or the marketability or salability of such properties; (vii) Liens under any credit facility of the Company or the Subsidiaries of the Company which will be released upon the Closing; (viii) Liens arising in connection with purchase money and equipment lease financing arrangements which do not exceed $50,000 of annual payments in the aggregate per lease; and (ix) exceptions listed in Section 2.18(d) of the Company Disclosure Schedule.

2.19. Absence of Certain Developments. Except as set forth in Section 2.19 of the Company Disclosure Schedule, since December 31, 2012, neither the Company nor any Subsidiary of the Company has:

(a) amended its charter documents or bylaws;

(b) issued, delivered, sold, granted, pledged or otherwise disposed of or encumbered, or redeemed, purchased or otherwise acquired or granted negotiation rights with respect to, any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests, or bonds or other securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, other equity interests, voting securities or convertible or exchangeable securities other than (i) shares of Common Stock issued to Optionholders in connection with the exercise of Options, (ii) shares of Common Stock issued to Warrantholders in connection with the exercise of Warrants or (iii) shares of Common Stock issued upon the conversion of the Preferred Stock;

(c) (i) split, combined or reclassified any of the Company’s or its Subsidiaries’ capital stock or other equity interests (including through the declaration or payment of an in-kind dividend) or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s or its Subsidiaries’ capital stock or other equity interests or any of their other securities or (ii) purchased or redeemed any shares or other securities of the Company or any of its Subsidiaries;

(d) suffered any damage, destruction or casualty loss, individually or in the aggregate, in excess of $50,000;

(e) to the Company’s Knowledge, suffered any theft, individually or in the aggregate, in excess of $10,000;

(f) incurred or become subject to any material liabilities or obligations, other than liabilities and obligations incurred in the Ordinary Course of Business;

(g) subjected any portion of its material properties or assets to any Lien except for Permitted Exceptions;

(h) sold, leased, assigned or transferred (including, without limitation, transfers to stockholders, directors, officers or employees) any material portion of its tangible or intangible assets, except in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

(i) suffered any extraordinary losses or waived any rights of material value;

(j) entered into any other material transaction other than in the Ordinary Course of Business, or materially changed any business practice;

(k) made or granted any bonus or any wage, salary or compensation increase to, or severance agreement with, any director, officer, employee or sales representative, group of employees or consultant other than, in the case of employees, in the Ordinary Course of Business, or made or granted any increase in the benefits under any Employee Benefit Plan or arrangement, or amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement;

(l) made any other change in employment terms for any of its directors, officers, and employees, other than a change in employment terms for any of its employees in the Ordinary Course of Business;

(m) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

(n) other than in the Ordinary Course of Business, made any capital expenditures or commitments for capital expenditures in excess of $150,000 individually or $350,000 in the aggregate;

(o) made any loans or advances to, or guarantees for the benefit of, any third party;

(p) made any material change in accounting methods;

(q) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(r) instituted or settled any Proceeding for more than $150,000;

(s) (i) made any Tax election or changed any Tax election, accounting method or annual Tax accounting period, (ii) settled or compromised any liability for Taxes, (iii) entered into any Tax sharing, Tax indemnity or closing agreement, (iv) consented to any extension or waiver of the limitation period applicable to any Tax, or any claim or assessment in respect of any Tax, with any taxing authority, or (v) filed (A) any Tax Return in a manner inconsistent with past practice, or (B) any amended Tax Return or claim for a Tax refund;

(t) created, incurred, assumed or guaranteed any Indebtedness (including, without limitation, obligations in respect of capital leases), other than Indebtedness reflected on the Current Balance Sheet;

(u) made any cash payment (i) to any Related Person outside of the Ordinary Course of Business, (ii) outside of the Ordinary Course of Business, or (iii) on or in respect of the capital stock or other equity interests of the Company (including dividends or other distributions), other than any of the foregoing payments that will be reflected on the Third Party Payables Schedule as Company Fees and Expenses or that are made in accordance with the Management Restricted Stock Agreement; or

(v) committed to do any of the foregoing.

2.20. Bank Accounts. Section 2.20 of the Company Disclosure Schedule lists all bank accounts (designating each authorized signatory with respect thereto) for the Company and the Subsidiaries of the Company. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has maintained any bank account or disbursed any of their respective funds except as reflected in the normally-maintained books and records of the Company and its Subsidiaries.

2.21. Insurance. The Company and its Subsidiaries maintain policies of insurance covering such risks, in such amounts and with such deductibles and exclusions as are reasonable for the business transacted by the Company and its Subsidiaries and their respective businesses and assets. Section 2.21 of the Company Disclosure Schedule lists all insurance policies of the Company and the Subsidiaries of the Company currently in place (including, carrier, premium amount, deductible, term and coverage). Each such insurance policy is in full force and effect and the Company and its Subsidiaries are not in breach or default under any such insurance policy (including without respect to the payment of premiums), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such policy. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company, its Subsidiaries or their respective businesses or assets that there has been or will be a cancellation or non-renewal of any material existing policies.

2.22. Accounts Receivable. All accounts receivable shown on the Financial Statements represent, and the accounts receivable of the Company and its Subsidiaries outstanding on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions, are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business, and in accordance with past practice, should be collectible in accordance with their terms at their recorded amounts, subject only to the reserves for uncollectible accounts receivable reflected on the Financial Statements as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. The reserves for uncollectible accounts receivable reflected on the Financial Statements were established in accordance with GAAP and are adequate in light of all the facts then known to the Company and were determined on a basis consistent with the Company’s historical methods and practices in establishing such reserves.

2.23. Transactions with Related Persons. Except as disclosed in Section 2.23 of the Company Disclosure Schedule, (a) no Related Person has any direct or indirect interest in any property (whether real, personal or mixed and whether tangible or intangible) owned or leased by the Company or its Subsidiaries or used in or pertaining to the Company’s or its Subsidiaries’ business, (b) no Related Person is a party to any material Contract to which the Company or any of its Subsidiaries are party or by which any of their respective assets are bound and (c) no Related Person is party to any material transaction with the Company or its Subsidiaries or that pertains to the business of the Company or its Subsidiaries or has any interest in any property used in or pertaining to such business. For purposes hereof, a “Related Person” means any officer or director of the Company, or any of their Affiliates (excluding limited partners of any such Affiliate).

2.24. Certain Payments. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any agent, employee, contractor or other Person associated with or acting on behalf of the Company or its Subsidiaries (including any Person to whom the Company or any Subsidiary of the Company has paid or is obligated to pay any referral fees) has, directly or indirectly, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Prevention of Corruption Acts of 1889 and 1916, the UK Bribery Act 2010, or any other equivalent Applicable Law, or (d) made any bribe or unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person.

2.25. Guaranties. Except as set forth in Section 2.25 of the Company Disclosure Schedules, none of the Company of any of its Subsidiaries is a guarantor or otherwise is liable for any Liability of any other Person.

2.26. Disaster Recovery. The Company and its Subsidiaries currently maintain, and have maintained, a plan with respect to disaster recovery activities (the “Disaster Recovery Plan”) that is attached to Section 2.26 of the Company Disclosure Schedule. The Disaster Recovery Plan is current and consistent with industry standards and is adequate to ensure that the technology and data of the Company and its Subsidiaries (the “Necessary Items”) can be restored in all material respects notwithstanding the occurrence of any disaster, act of God, act of war, act of hostilities, any other force majeure event, the achievement of any particular dates or any effects thereof (each, a “Force Majeure Event”). Without limiting the generality of the foregoing, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and its Subsidiaries and that are material and necessary in the conduct of their businesses (collectively, the “Systems”) (i) will become unavailable for more than three (3) Business Days due to any single Force Majeure Event, or (ii) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any material and substantial disruption or interruption in or to the use of any such Systems.

2.27. Certain Insurance Matters.

(a) All management services provided by the Company and its Subsidiaries to captive insurance companies were provided in material compliance with Applicable Laws. Except as disclosed on Section 2.27(a) of the Company Disclosure Schedule and to the Company’s Knowledge, no material deficiencies have been asserted by any Governmental Body with respect to reports, registrations, filings and submissions Company or its Subsidiaries has filed with any insurance Governmental Body (including under any Applicable Laws) on behalf of the captive insurance companies it manages that have not been cured or remedied to the satisfaction of the applicable insurance Governmental Body.

(b) With respect to each of the captive insurance companies managed by any of the Company and its Subsidiaries and to the Knowledge of the Company, neither the Company nor its Subsidiaries has received any notice from any Governmental Bodies that a captive insurance company the Company or its Subsidiaries manage does not hold all material required qualifications, registrations, filings, licenses, permits, certificates, Consents, approvals or authorizations issued or granted by such Governmental Bodies to write the types of insurance products written by it and otherwise as necessary for the conduct of its insurance businesses in each of the jurisdictions where the captive insurance companies managed by any of the Company and its Subsidiaries conducts or operates its business (the “Captive Insurance Licenses”).

(c) To the Knowledge of the Company, all of the Captive Insurance Licenses for such captive insurance companies are valid and in full force and effect and to the Knowledge of the Company, each of the captive insurance companies managed by any of the Company and its Subsidiaries is not the subject of any pending or, to the Knowledge of the Company, threatened Proceeding for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Captive Insurance Licenses except as set forth on Section 2.27(c) of the Company Disclosure Schedule. To the Knowledge of the Company, the captive insurance companies managed by the Company and its Subsidiaries (i) have each marketed, sold and issued insurance products in compliance with Applicable Laws related to the domicile of the applicable captive (specifically excluding any Applicable Law related to Taxes) in all material respects and (ii) are each in compliance in all material respects with each Applicable Law. To the Knowledge of the Company and its Subsidiaries, no Proceeding or customer complaint has been filed with the insurance Governmental Bodies that would reasonably be expected to lead to the revocation, failure to renew, limitation, suspension, restriction, or impairment of the ability of the Company or its Subsidiaries to perform its captive management services.

(d) Neither the Company nor any of its Subsidiaries have, as part of the Captive Management Services, been engaged to assume decision making responsibility for any (i) investment strategy or placement, (ii) Tax treatment (either by U.S. or foreign Taxing Authorities), (iii) formation of captive entities, (iv) legal effect of formation or operation of a captive entity or (v) drafting or policy language.

(e) Company’s captive insurance company, Green Insurance Company Limited (“GICL”), is duly registered and authorized as (i) a Class 3 insurer under the Bermuda Insurance Act 1978, as amended, and related rules and regulations (the “Insurance Act”) and regulated by the Bermuda Monetary Authority (“BMA”) and (ii) a segregated accounts company pursuant to the Bermuda Segregated Accounts Companies Act 2000 (the “SAC Act”) and its operations are in material compliance with Applicable Laws, including those applicable to captive insurance companies and segregated accounts companies, and no material deficiencies have been asserted by any Governmental Body with respect to GICL that have not been cured or remedied to the satisfaction of the applicable insurance Governmental Body. GICL has at all times since the date it was acquired by the Company (1) conducted business in accordance with the SAC Act, the Insurance Act and any direction issued to it by the BMA in all material respects, (2) duly complied with the SAC Act in all material respects, (3) notified all of its clients and customers that they were contracting with a segregated account and the identity of the segregated account to which the transaction relates, and (4) segregated the assets and liabilities of each segregated account from the general account maintained by GICL and from each other segregated account of GICL, and the general account of GICL is not liable for any debts or liabilities incurred by any segregated accounts maintained by GICL.

2.28. Employee Obligations. The current obligation of the Company and/or its Subsidiaries for payments due to existing or former employees in regards to vested payments for bonus payments, deferred compensation, or other rights to receive Shares or payments based on the value of Shares (“Employee Obligations”) are set out in Section 2.28 of the Company Disclosure Schedule, which disclosure provides employee name, current estimated accrual as of June 30, current projected amount of the obligation and the payment date of any such obligation.

3. Representations of Parent and Buyer.

Parent and Buyer represent and warrant to the Company and Sellers that the statements contained in this Section 3 are correct and complete as of the date hereof and as of the Closing Date.

3.1. Organization and Authority. Parent is a corporation organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Parent has full power to execute and deliver this Agreement and the agreements contemplated herein to which it is or will be a party (the “Parent Ancillary Agreements”), and to consummate the Contemplated Transactions. Buyer is a newly-formed corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, formed solely for the purpose of engaging in the Contemplated Transactions, and has not engaged in any other business activities.

3.2. Financial Strength. Parent has and will cause Buyer to have, sufficient capital to fund and close the Contemplated Transactions.

3.3. Authorization.

(a) The execution and delivery of this Agreement and the Parent Ancillary Agreements by Parent and Buyer, and the consummation by Parent and Buyer of the Contemplated Transactions, have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles. When duly executed and delivered by the parties thereto at the Closing, the Parent Ancillary Agreements will constitute the valid and legally binding obligations of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(b) The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements, and the consummation by Parent and Buyer of the Contemplated Transactions, will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Applicable Laws; (ii) violate the provisions of Parent’s or Buyer’s organizational documents or bylaws, as applicable; (iii) violate any judgment, decree, order or award of any Governmental Body which is binding on Parent or Buyer; or (iv) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any Contract to which Parent or Buyer is a party or by which Parent or Buyer is or may be bound to the extent that any of the foregoing has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.4. Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Buyer, threatened to which Parent or Buyer is subject that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4. Access to Information; Public Announcements.

4.1. Access to Management, Properties and Records.

(a) From the date hereof until the Closing Date, the Company and its Subsidiaries shall afford the officers, attorneys, accountants and other authorized representatives of Parent and its Affiliates access upon reasonable advance notice and during normal business hours to all management personnel, offices, properties, Contracts, books and records of the

Company and its Subsidiaries, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries. The Company and its Subsidiaries shall furnish to Parent such financial and operating data and other information as to the business of the Company and its Subsidiaries as Parent shall reasonably request.

(b) Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries shall not be obligated pursuant to any provision of this Agreement to provide access to any information that would cause the loss of attorney-client privilege with respect thereto.

4.2. Confidentiality. (a) The parties confirm and acknowledge the continuing obligations under that certain Mutual Nondisclosure Agreement by and between Parent and the Company dated February 22, 2013 (the “Confidentiality Agreement”).

4.3. Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by Applicable Law or any listing agreement with any national securities exchange, any and all general public pronouncements or other general public communications concerning this Agreement and the Merger, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Sellers’ Representative and Parent, such agreement not to be unreasonably withheld by any party, and, with respect to any pronouncement or communication required by Applicable Law or listing agreement with any national securities exchange, the party making such pronouncement or communication should provide a copy of such pronouncement or communication to the other party prior to making such pronouncement or communication and provide such other party the opportunity to comment on such pronouncement or communication and to consider in good faith any such comments.

5. Pre-Closing Covenants of the Company.

5.1. Conduct of Business. From and after the date hereof and until the Closing Date, except as otherwise required under this Agreement, or except to the extent otherwise consented to by Parent (such consent not to be unreasonably withheld, provided Parent shall have discretion to consider the impact of any and all actions and the impact of such actions on the value of the Company and its Subsidiaries to be acquired) or as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company and the Subsidiaries of the Company shall:

(a) conduct the respective businesses of the Company and its Subsidiaries, and maintain and operate their respective assets and Leased Real Property, only in the Ordinary Course of Business and in material compliance with all Applicable Laws;

(b) use commercially reasonable efforts to preserve the present business operations and organization of the Company and its Subsidiaries and the goodwill of their suppliers, customers and others having business relations with them;

(c) preserve, in accordance with past practices, all material rights, Business Intellectual Property, licenses, permits, Governmental Authorizations, Consents and approvals and related registrations of its business, owned by it or in which it has any rights, to the extent of such rights;

(d) maintain the assets of the Company and its Subsidiaries in good repair, order and condition (normal wear and tear expected) consistent with current needs and not subject said assets to any material encumbrances of any kind except for Permitted Exceptions; and

(e) keep in full force all current insurance policies.

Nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.

5.2. Absence of Material Changes. From and after the date hereof until the Closing Date, except as otherwise required under this Agreement or except to the extent otherwise consented to by Parent (such consent not to be unreasonably withheld, provided Parent shall have full discretion to consider the impact of any and all actions and the impact of such actions on the value of the Company and its Subsidiaries to be acquired) or as disclosed in Section 5.2 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall:

(a) take any action to amend its charter documents or bylaws;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber, or redeem, purchase or otherwise acquire or grant negotiation rights with respect to, any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests, or bonds or other securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, other equity interests, voting securities or convertible or exchangeable securities other than (i) shares of Common Stock issued to Optionholders in connection with the exercise of Options outstanding on the date hereof, (ii) shares of Common Stock issued to Warrantholders in connection with the exercise of Warrants outstanding on the date hereof, (iii) shares of Common Stock issued upon the conversion of the Preferred Stock, (iv) pursuant to the Management Restricted Stock Agreement, or (v) with respect to Appraisal Shares in accordance with Section 1.5(i);

(c) incur any Liability (absolute or contingent), except Liabilities incurred in the Ordinary Course of Business and pursuant to Contracts described in clause (d) below;

(d) enter into any Contract outside of the Ordinary Course of Business (other than with respect to the Contemplated Transactions);

(e) create, incur, assume or guarantee any Indebtedness (including, without limitation, obligations in respect of capital leases) except for Indebtedness incurred in the Ordinary Course of Business not to exceed $50,000;

(f) (i) split, combine or reclassify any of the Company’s or its Subsidiaries’ capital stock or other equity interests (including through the declaration or payment of an in-kind dividend) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s or its Subsidiaries’ capital stock or other equity interests or any of their other securities (except as otherwise permitted by this Agreement) or (ii) purchase or redeem any shares or other securities of the Company or any of its Subsidiaries other than Appraisal Shares in accordance with Section 1.5(i) or in accordance with the Management Restricted Stock Agreement;

(g) pledge or encumber, sell, assign, lease, license, dispose of or otherwise transfer any assets (i) that are material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries) or (ii) outside of the Ordinary Course of Business (in an amount not to exceed $100,000);

(h) cancel any rights, debts or claims, except in the Ordinary Course of Business;

(i) (i) except as contemplated by this Agreement, pre-pay any long-term debt, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business or (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business;

(j) create any new Subsidiary, enter into any joint venture or partnership with any other Person or acquire the securities of, or invest in, any other Person;

(k) enter into or consummate any agreement (as either buyer or seller) with respect to any acquisition (i) by merger or consolidation with, or by the purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) of any assets, except in the case of purchases of assets in the Ordinary Course of Business in an amount not to exceed $100,000 (in transactions not otherwise subject to subparagraph (i) of this Section 5.2(k);

(l) except as contemplated by this Agreement, make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases to employees in the Ordinary Course of Business;

(m) change any of its accounting principles, procedures, methods or practices, except as required by GAAP upon notice to Parent;

(n) (i) except as required by Applicable Law, make or change any Tax accounting method or annual Tax accounting period, (ii) settle or compromise any liability for Taxes, (iii) enter into any Tax sharing, Tax indemnity or closing agreement, (iv) consent to any extension or waiver of the limitation period applicable to any Tax, or any claim or assessment in respect of any Tax, with any Taxing Authority, (v) except as required by Applicable Law, file (A) any Tax Return in a manner inconsistent with past practice or (B) any amended Tax Returns or claim for a Tax refund, (vi) fail to file any federal or state income Tax Return or any other material Tax Return when due (taking into account extensions if written notice thereof had been provided to Parent), (vii) fail to pay any Tax when due, or (viii) fail to accrue any Tax in accordance with past practice;

(o) modify, amend, alter or terminate any Material Contract or knowingly waive, release or assign any material rights or claims under any such Material Contract in a manner adverse to the Company or any of its Subsidiaries (including any write-off or other compromise of any material accounts receivable of the Company or any of its Subsidiaries), except, in each case, in the Ordinary Course of Business consistent with past practice;

(p) enter into, adopt or approve any new Employee Benefit Plan;

(q) modify, amend, alter or terminate any existing Employee Benefit Plan, whether or not listed in Section 2.12(a) of the Company Disclosure Schedule, except as may reasonably be required to comply with Applicable Law;

(r) except as contemplated by this Agreement, increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers or employees, other than to employees in the Ordinary Course of Business, or negotiate or enter into any collective bargaining agreement, or make any commitment with respect to collective bargaining or recognition of any labor organization or bargaining unit;

(s) cancel, terminate or permit the lapse of any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(t) waive, release, assign, settle or compromise any claims or any litigation or arbitration other than in the Ordinary Course of Business in an amount not to exceed $100,000;

(u) modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(v) open or close any facility or office or enter into any new, or cease to operate in, exit or discontinue any existing, line of business or business segment other than in the Ordinary Course of Business;

(w) except as contemplated by this Agreement, make any cash payment (i) to any Related Person outside of the Ordinary Course of Business in an amount not to exceed $50,000, or (ii) on or in respect of the capital stock or other equity interests of the Company (including dividends or other distributions), other than any of the foregoing payments that will be reflected on the Third Party Payables Schedule as Company Fees and Expenses;

(x) make or incur any capital expenditure other than in the Ordinary Course of Business in an amount not to exceed $50,000; or

(y) agree, whether in writing or otherwise, to do any of the foregoing.

5.3. Delivery of Interim Financial Statements. Within forty-five (45) days after the end of each month, the Company shall deliver to Parent the internal income statement and balance sheet for the Company and its Subsidiaries for the month period then ended. Such internal income statement and balance sheet will be prepared in a manner consistent with past practices.

5.4. Exclusive Dealing. None of the Company nor its Subsidiaries will, directly or indirectly, through any officer, director, employee, agent, broker, investment banker, financial advisor or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to an acquisition or purchase of (i) any assets of the Company or its Subsidiaries outside of the Ordinary Course of Business, (ii) any equity, debt or other securities of the Company or any of its Subsidiaries or (iii) any merger, consolidation or business combination involving the Company or any of its Subsidiaries (each a “Potential Transaction”), or (b) enter into any Contract with respect to a Potential Transaction or enter into any Contract requiring it to abandon, terminate or fail to consummate the Merger or any other Contemplated Transactions; provided that the Company, its Subsidiaries and each of their respective Representatives may, in response to an inquiry that was not the result of a material violation of this Section 5.4, inform the Person making such inquiry that the Company and its Subsidiaries are bound by an agreement including a non-solicitation provision that prohibits discussions or negotiations subject to limited exceptions. The Company shall use commercially reasonable efforts to enforce any existing confidentiality agreements relating to the Company and its Subsidiaries and not waive any rights thereunder in making any such disclosure.

5.5. Submission of Vote for Merger.

(a) The Company shall submit this Agreement and the Merger to votes of the relevant groups of Stockholders to obtain the Stockholders’ Approvals as soon as reasonably practicable after the date hereof, in accordance with the DGCL and the Company’s Certificate of Incorporation and bylaws.

(b) The Board of Directors of the Company shall not withdraw, qualify or modify in a manner adverse to Parent and Buyer the approval of the Board of Directors of this Agreement, the Merger and the other Contemplated Transactions or the recommendation that the Stockholders provide the Stockholders’ Approval; provided, that prior to the receipt of the Stockholders’ Approval, the Board of Directors of the Company shall be permitted to (i) not recommend to the Stockholders that they provide the Stockholders’ Approvals, or (ii) withdraw, qualify or modify in a manner adverse to Buyer the recommendation to the Stockholders that they provide the Stockholders’ Approvals, in each case, however, only if the Board of Directors determines in good faith, in circumstances not involving a breach of the Agreement, after receiving the advice of counsel that the failure to do so would be inconsistent with its fiduciary duties to the Stockholders under Applicable Law; and provided further, that this Agreement may be terminated and the Contemplated Transactions abandoned by Parent if the Company fails to deliver the executed Written Consent to Parent by 9:00 A.M. Eastern time three (3) Business Days immediately following the date of this Agreement.

(c) As promptly as practicable following the date of this Agreement, the Company shall prepare an information statement accurately describing in all material respects this Agreement (including the indemnification provisions hereunder and the appointment of the Sellers’ Representative), the Merger and a request for a waiver of the applicable appraisals’ rights provisions of the DGCL (the “Information Statement”), and shall deliver the Information Statement to all Sellers with rights to vote on the Merger, for the purpose of requesting their approval of this Agreement, the Merger and the other Contemplated Transactions. The Company shall provide Parent with the reasonable opportunity to review and comment on the Information Statement (and any amendment or supplement thereto).

(d) The Company agrees to take, and to use commercially reasonable efforts to cause the Investors to take, all action necessary to exercise any drag along or similar rights with respect to any Stockholder that is a party to any Contract containing such rights and to use its commercially reasonable efforts to cause such other Stockholders to comply with any such obligations thereunder.

5.6. Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover law becomes applicable to this Agreement, the Merger or the other Contemplated Transactions, the Company, Parent and Buyer and their respective Boards of Directors or general partners shall take all necessary action to exempt this Agreement, the Merger and the other Contemplated Transactions from, or if necessary to challenge the validity or applicability of, any such laws and to otherwise ensure that the Merger and the other Contemplated Transactions are consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such laws.

5.7. Notification; Supplemental Disclosure.

(a) Between the date hereof and the Closing Date, the Company shall promptly notify Parent in writing of (i) any event constituting a Company Material Adverse Effect and (ii) any material matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be disclosed on the Company Disclosure Schedule in order for the representations and warranties set forth in Section 2 to be true and correct as of the date hereof.

(b) If any information provided by the Company pursuant to Section 5.7(a) shall disclose the existence or occurrence of a circumstance or event that, alone or together with other previously disclosed or discovered circumstances or events, would prevent the conditions set forth in Section 7.1 from being satisfied, Parent and Buyer shall have the right to terminate this Agreement by written notice to that effect (specifying the basis for such termination) within thirty (30) days after its receipt of such supplemental disclosure. No such disclosed information shall be deemed to amend the Company Disclosure Schedule as of the date hereof.

5.8. Share Based Compensation or Earn-Out Payments. The Company shall reach agreement with those Persons entitled to receive Shares of the Company after the Closing in consideration of deferred compensation, earn-out payments or other contractual obligations of the Company to convert any such rights into the right to receive cash in lieu of such Shares. The Company shall not agree to provide cash in lieu of such Shares in an amount greater than such Person would have received in Shares at the time of payment without the prior consent of Parent, such consent not to be unreasonably withheld, provided Parent shall have discretion to consider the impact of any and all actions and the impact of such actions on the value of the Company and its Subsidiaries to be acquired. At or prior to Closing, the Company shall provide to Parent a written consent (“Share Conversion Consent”) acknowledged by each such Person entitled to receive Share based payments regarding conversion of such rights to an obligation to make such payment in cash.

6. Commercially Reasonable Efforts to Obtain Satisfaction of Conditions; Hart-Scott-Rodino Act Filings.

6.1. Commercially Reasonable Efforts. Subject to the terms of this Agreement, the Company, Parent and Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions of the other parties specified in Section 7 and Section 8 of this Agreement.

6.2. Hart-Scott-Rodino Act Filings. Each of Parent and the Company shall promptly file any notification and report forms and related materials required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and shall make any further filings pursuant thereto as may be necessary, proper or advisable in connection therewith, shall supply all information required in connection therewith and shall cooperate with each other in responding to any such request. Parent and the Company shall each be responsible for one-half of the filing fees required to be paid under the Hart-Scott-Rodino Act at the date of initial filing.

7. Conditions to Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Merger and the other Contemplated Transactions under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing by Parent, in the sole discretion of Parent:

7.1. Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations. The representations and warranties of the Company in this Agreement (i) that are set forth in Section 2.4 shall be true and correct in all respects on the date hereof and at and as of the Closing Date as though such representations and warranties were made as of such date, except for de minimis inaccuracies, (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects on the date hereof and at and as of the Closing Date as though such representations and warranties were made as of such date, and (iii) that are qualified by materiality or Company Material Adverse Effect shall be true and correct (without regard to any materiality, Company Material Adverse Effect or similar materiality qualifications set forth in any such representation or warranty) in all respects on the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct as of such specified date or time, and except in each case where the failure of such representations and warranties to be true and correct in all respects on the Closing Date have not resulted in and could not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company and its Subsidiaries shall have performed and complied, in all material respects, with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

7.2. Hart-Scott-Rodino Act; Governmental Approvals.

(a) All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under such Act shall have occurred without the objection of such federal authorities.

(b) All Consents of Governmental Bodies which are necessary under any Applicable Law for the consummation of the Contemplated Transactions and are set forth on Section 2.2(b) of the Company Disclosure Schedule, shall have Consented to the Contemplated Transactions.

7.3. Adverse Proceedings. No Proceeding shall have been instituted by any Governmental Body or Person whatsoever which shall seek to restrain, prohibit or invalidate the Contemplated Transactions.

7.4. Stockholders’ Approvals; Appraisal Shares. The Stockholders’ Approvals shall have been obtained by a written consent or vote of Stockholders, and no more than 5% of the outstanding shares of Common Stock and Preferred Stock shall be Appraisal Shares.

7.5. No Company Material Adverse Effect. There shall not have occurred or become known to Parent any change, event, violation or circumstance that has caused or would reasonably be expected to cause a Company Material Adverse Effect.

7.6. Closing Deliveries. Parent shall have received at or prior to the Closing such documents, instruments or certificates as Parent may reasonably request including, without limitation:

(a) certificates of the Company’s officers in customary form with respect to the satisfaction of the conditions specified in this Section 7;

(b) a certificate of the Secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the Stockholders’ Approvals and the resolutions authorizing the Contemplated Transactions;

(c) a certificate, duly executed by the Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that attached thereto is a true and complete copy of the (A) applicable Organizational Documents for each of the Company and each Subsidiary, (B) certificate of good standing or similar instrument for each of the Company and each Subsidiary from the jurisdiction of such entity’s incorporation, (C) resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery, and performance of this Agreement, the Transaction Documents and the Contemplated Transactions, and recommending this Agreement, the Transaction Documents and the Contemplated Transactions, to the Stockholders for their approval; and (D) resolutions of the Board of Directors of the Company (1) terminating the Company’s 401(k) plan, if requested by Buyer or Parent prior to Closing, and terminating any deferred stock plan, and other equity-based compensation plans in compliance with Code Section 409A, to the extent applicable, with such termination, contingent upon the consummation of the Acquisition, to be effective before the Closing Date (the “Terminated Plans”), (2) providing that no contributions shall be made to the Terminated Plans after the termination date except for (i) contributions that have been accrued on behalf of the plan participants prior to the termination date; (ii) contributions made on behalf of the plan participants that are based on service performed prior to the termination date; (iii) any corrective contributions necessary to effectuate the plan termination; or (iv) repayments for loans issued prior to the termination date, (3) if appropriate under applicable Law or the terms of the Terminated Plans, directing the Company’s legal counsel to apply for a determination letter from the IRS with respect to the termination of the Terminated Plan, and (4) terminating or transferring any life insurance policies procured by the Company for its benefit on the lives of any Stockholders or any directors or officers of the Company, together with any agreements to provide any such life insurance policies at the expense of the Company;

(d) as and to the extent requested by Parent in writing no later than five (5) Business Days before the Closing, resignation letters from the directors and officers of the Company and each Subsidiary, effective as of the Closing;

(e) the stock record book, minute book and seal (if any) of each of the Company and each Subsidiary (such delivery shall be deemed to have occurred if the stock record book, minute book and seal (if any) of the Company or a subsidiary are located on the premises of the Company or at the offices of counsel to the Company or to such Subsidiary);

(f) evidence of the payment of the Company Fees and Expenses and Indebtedness, as provided in Section 1.6(f), including the Payoff Letters, which letters provide for the release of all Liens relating to such repaid Indebtedness immediately upon satisfaction of the terms contained in the Payoff Letters;

(g) a statement, in a form reasonably satisfactory to Buyer, issued by the Company pursuant to sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that the capital stock of the Company is not a U.S. real property interest;

(h) delivery of all Option Cancellation and Payment Acknowledgments and Warrant Cancellation and Payment Acknowledgments;

(i) delivery of the Share Conversion Consent;

(j) copy of the Non-Compete Agreement duly executed and delivered by each the parties listed on Schedule 7.6(j);

(k) copy of the Non-Solicitation Agreement duly executed and delivered by each of the parties listed on
Schedule 7.6(k);

(l) copy of the Modified Non-Compete Agreement duly executed and delivered by each of the parties listed on Schedule 7.6(l);

(m) the Key Employee Agreements duly executed and delivered by the employees of the Company and its Subsidiaries set forth on Schedule 7.6(m);

(n) the Release executed by the Investors and the Principal Stockholders;

(o) evidence, in form reasonably acceptable to Parent, of receipt of all required Consents set forth in Schedule 7.6(o);

(p) the Closing Statement, executed by the Sellers’ Representative;

(q) a copy of the Escrow Agreement duly executed and delivered by the Escrow Agent and Sellers’ Representative;

(r) evidence, in form reasonably acceptable to Parent, that all financial obligations (other than those set forth on Schedule 7.6(r)) owed to any of the Company or any Subsidiary by any Stockholder or any Affiliate, director, or officer of the Company have been paid in full prior to Closing; and

(s) evidence, in form reasonably acceptable to Parent, of the Company’s arrangement to purchase the Required Tail Coverage.

8. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Contemplated Transactions under this Agreement are subject to the fulfillment, on the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Sellers’ Representative, who shall have the power and authority to bind the Sellers:

8.1. Continued Truth of Representations and Warranties of Parent and Buyer; Compliance with Covenants and Obligations. The representations and warranties of Parent and Buyer in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Closing Date as though such representations and warranties were made on and as of such date, except where the failure of such representations and warranties to be true on and as of the Closing Date would not reasonably be expected to have a materially adverse effect on Parent’s or Buyer’s ability to consummate the Contemplated Transactions. Parent and Buyer shall have performed and complied, in all material respects, with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

8.2. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Parent and Buyer to authorize or carry out this Agreement shall have been taken.

8.3. Hart-Scott-Rodino Act; Governmental Approvals.

(a) All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under such Act shall have occurred without the objection of such federal authorities.

(b) All Consents of Governmental Bodies which are necessary under any Applicable Law for the consummation of the Contemplated Transactions and are set forth on Section 2.2(b) of the Company Disclosure Schedule, shall have Consented to the Contemplated Transactions.

8.4. Adverse Proceedings. No Proceeding shall have been instituted by any Governmental Body or Person whatsoever which shall seek to restrain, prohibit or invalidate the Contemplated Transactions.

8.5. Stockholders’ Approvals. The Stockholders’ Approvals shall have been obtained.

8.6. Closing Deliveries. The Company shall have received at or prior to the Closing the following documents, instruments and certificates:

(a) certificates of Parent’s and Buyer’s officers in customary form with respect to the satisfaction of the conditions set forth in this Section 8;

(b) (i) a certificate of the Secretary of State of the State of Florida as to the active status of Parent and (ii) a certificate of the Secretary of State of the State of Delaware as to the legal existence of Buyer in the State of Delaware;

(c) a certificate of the Secretary of Parent attesting to the incumbency of Parent’s officers, the authenticity of the resolutions authorizing the Contemplated Transactions and the Certificate of Incorporation and bylaws of Parent;

(d) a certificate of the Secretary of Buyer attesting to the incumbency of Buyer’s officers, the authenticity of the resolutions authorizing the Contemplated Transactions and the Certificate of Incorporation and bylaws of Buyer;

(e) evidence of the payment of the Merger Consideration owed under Section 1 hereof, the payment of Indebtedness pursuant to the Payoff Letters, and payment of the Stockholder Loans through reduction of the Merger Consideration otherwise owed to any Stockholder by the amount of principal and interest owed under any Stockholder Loan; and

(f) a copy of the Escrow Agreement, duly executed and delivered by Parent, and evidence of the payment of the Escrowed Amount to the Escrow Agent.

9. Indemnification.

9.1. Of Buyer Indemnities. Parent, Buyer and each of their officers, directors, members, stockholders, partners, successors (including the Surviving Corporation following the Closing), Affiliates (including the Subsidiaries of the Company following the Closing), assigns and Representatives (collectively, the “Buyer Indemnified Parties”) shall be indemnified, defended and held harmless (including by reimbursement for Losses) as and to the extent provided for herein and in the Escrow Agreement, out of the Escrowed Amount and up to the Aggregate Cap, for all Losses suffered or incurred by the Buyer Indemnified Parties, or any of them, in connection with, based upon, arising from, or relating to, each and all of the following:

(a) any misrepresentation or breach of any representation or warranty made by the Company in Section 2 of this Agreement;

(b) any breach of any covenant, agreement or obligation contained in this Agreement required to be performed by the Company or its Subsidiaries prior to or at the Closing;

(c) any amounts in excess of the Per Share Price, if any, required to be paid to holders of Appraisal Shares that do not otherwise qualify as a Company Fee and Expense, including any interest required to be paid thereon and the costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals incurred in connection with the determination of such amount required to be paid;

(d) without duplication, (i) any Third Party Payable that is not set forth on the Third Party Payables Schedule, and (ii) any Indebtedness outstanding after the Closing Date;

(e) any Pre-Closing Taxes of the Company and its Subsidiaries (except to the extent such Taxes were included as a Liability in the calculation of the Closing Date Working Capital Amount), including the Tax indemnification set forth in Section 10.4(c) of this Agreement;

(f) the amount of Aged Net Receivables outstanding at six (6) months from the Closing Date as set forth on the Final Aged Net Receivables Report following Parent’s and the Surviving Corporation’s post-Closing efforts set forth in Section 10.7 of this Agreement; and

(g) subject to Section 10.8, the amount of any transition costs for transition employees in excess of $95,000 (“Transition Costs”).

9.2. Of the Seller Indemnities. Sellers and each of their officers, directors, members, stockholders, partners, Affiliates, assigns and Representatives (collectively, the “Seller Indemnified Parties”) shall be indemnified, defended and held harmless (including by reimbursement for Losses) by Parent and Buyer (including the Surviving Corporation, as successor to Buyer after the Effective Time), as and to the extent provided for herein, in an amount, in the aggregate, up to the Aggregate Cap (except as set forth herein), for all Losses suffered or incurred by the Seller Indemnified Parties, or any of them, in connection with, based upon, arising from, or relating to, each and all of the following:

(a) any misrepresentation or breach of any representation or warranty made by Parent or Buyer in Section 3 of this Agreement; and

(b) any breach of any covenant, agreement or obligation contained in this Agreement required to be performed by (i) Parent or Buyer prior to, at or after the Closing, or (ii) by the Surviving Corporation after the Closing.

9.3. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification under this Section 9 (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim, but the failure to provide such notice shall not affect the Indemnified Party’s right to indemnification hereunder except, and then only to the extent, the Indemnifying Party was actually and materially prejudiced by such failure to give notice. In the event of any such claim for indemnification hereunder resulting from or in connection with any Proceeding by a third party, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom, if known.

9.4. Third-Party Claims. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any Proceedings by a Person other than the Indemnified Parties, the Indemnifying Party may, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice under Section 9.3(a), assume the defense of any such Proceeding (at the sole expense of the Indemnifying Party) if and only if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Proceeding, (b) the Proceeding does not seek to impose any liability on the Indemnified Party other than for monetary damages and (c) where a Buyer Indemnified Party is the Indemnified Party, the Proceeding does not relate to a Buyer Indemnified Party’s relationship with its customers or employees. If the Indemnifying Party is entitled to assume, and assumes, the defense of any such Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Proceedings and shall take all steps reasonably necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, the defense of which has been assumed by the Indemnifying Party, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Proceeding, with its own counsel and at its own expense. If the Indemnifying Party is not entitled to assume, or does not assume within thirty (30) days after the date such claim is made, the defense of any such claim or Proceeding: (i) the Indemnified Party shall be entitled to defend against such claim or Proceeding and shall have the right to undertake all steps in the defense or settlement thereof; provided that the Indemnified Parties shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

9.5. Survival of Representations; Claims for Indemnification. All representations and warranties made by the Company in Section 2 hereof, and all representations and warranties made by Parent and Buyer in Section 3 hereof, shall survive the Closing and any investigation at any time made by or on behalf of the Buyer Indemnified Parties until 5:00 p.m. Eastern Time eighteen (18) months following the Closing Date, unless prior to such time a claim is asserted in writing and identified as a claim for indemnification based upon the good faith belief of the party making such claim that a bona fide breach of any of such representations and warranties has occurred; provided, however, that (a) the representations and warranties made by the Company in Section 2.16 hereof shall survive the Closing and any investigation at any time made by or on behalf of the Buyer Indemnified Parties until 5:00 p.m. Eastern Time two (2) years following the Closing Date, (b) all representations and warranties made by the Company in Section 2 hereof and all representation and warranties made by Parent and Buyer in Section 3 hereof that, in either case, are included in the definition of “Special Matter” shall survive the Closing and any investigation at any time made by or on behalf of the Buyer Indemnified Parties until 5:00 p.m. Eastern Time on December 15, 2015, unless prior to such times a claim is asserted in writing and identified as a claim for indemnification based upon the good faith belief of the party making such claim that a bona fide breach of any of such representations and warranties has occurred. All covenants and agreements herein that by their terms extend past the Closing shall survive the Closing without limitation as to time; provided, however, that except for the indemnification obligations set forth in Sections 9.1(a) and 9.2(a) related to breaches of representations and warranties which survive for the limited periods described above, the other indemnification obligations set forth in Sections 9.1, 10.4 and 10.5 shall only survive the Closing and any investigation at any time made by the Buyer Indemnified Parties until 5:00 p.m. Eastern Time on December 15, 2015.

9.6. Limits.

(a) None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to indemnification with respect to Losses under Section 9.1 until the aggregate amount of all Losses under such Sections equals or exceeds $500,000.00 (the “Threshold Amount”), at which time such Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Threshold Amount.

(b) The maximum aggregate amount that either the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to receive as indemnity for all Losses under Section 9.1 or Section 9.2, respectively, shall not exceed the Escrowed Amount remaining in escrow at the time a claim is properly made (the “Aggregate Cap”). Any liability under Section 9.1 shall be satisfied to the extent of the Aggregate Cap exclusively out of the Escrowed Amount as provided in the Escrow Agreement. Notwithstanding the foregoing, the Aggregate Cap shall not limit the obligation of the Buyer to pay the Merger Consideration at the Closing.

(c) Notwithstanding the foregoing, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be subject to the limits set forth in (a) above with respect to any Losses incurred by either of the Indemnified Parties with respect to or as a result of any Special Matter or, in regards to the Buyer Indemnified Parties, with respect to reimbursement of Aged Net Receivables, Transition Costs or Mississippi Pre-Closing Tax Liabilities.

(d) With respect to any representation or warranty that contains a materiality qualifier (including “material” and “in all material respects”), such materiality qualifier shall be deemed to have been satisfied and a breach of such representation or warranty shall be deemed to have occurred if the aggregate Losses arising from such breach or series of related breaches equals or exceeds $100,000. Solely for purposes of determining the amount of Losses actually incurred by a Buyer Indemnified Party, the representations and warranties set forth in Section 2 shall be read without giving effect to any materiality, Company Material Adverse Effect, or similar materiality qualification set forth therein.

9.7. Losses. Except in respect of a third party claim, in no event shall any Indemnified Party be entitled to indemnification under this Agreement for any Losses in the nature of punitive, incidental or consequential damages. Each of the Indemnified Parties and the other parties to this Agreement shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Section 9. Notwithstanding anything to the contrary set forth herein, no Buyer Indemnified Party, including the Surviving Corporation as successor in interest to Buyer, shall be entitled to recover under this Section 9 for Losses for any item (a) that is specifically included in the calculation of the Merger Consideration Deductions and taken into account to reduce the amount of the Merger Consideration, solely to the extent of such reduction, or (b) to the extent such item specifically caused the payment of a working capital adjustment pursuant to Section 1.8 hereof, solely to the extent of such adjustment. The preceding sentence is intended only to avoid a Buyer Indemnified Party receiving duplicate payments for a Loss.

9.8. Insurance Proceeds and Third Party Payments.

The amount of Losses recoverable by any Indemnified Party under this Section 9 with respect to an indemnity claim shall be reduced by any amount actually paid to such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier or a third party, including any amount actually paid from any third party from which the Company has contractual indemnification rights. Each of the Indemnified Parties shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and claims against third parties to which it may be entitled in connection with any Losses incurred, and the Sellers’ Representative and the Surviving Corporation shall cooperate with each other and with such other Indemnified Parties in pursuing such claims with respect to any Losses or any indemnification obligations with respect to Losses. If any Indemnified Party (or an Affiliate thereof) receives any insurance or third party payment in connection with any claim for Losses for which it has already received an indemnification payment pursuant to this Agreement or the Escrow Agreement, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance or third party payment, an amount equal to the excess of (A) the amount previously received by such Indemnified Party under this Section 9 with respect to such claim plus the amount of the insurance or third party payments received, over (B) the amount of Losses with respect to such claim which such Indemnified Party has become entitled to receive under this Section 9.

9.9. Exclusive Remedy. (a) The indemnification provisions set forth in this Section 9 will be the sole and exclusive remedy of the parties to this Agreement with respect to any and all claims relating to the subject matter of this Agreement and (b) recourse by the disbursement of funds through the Escrow Agreement shall be the sole and exclusive remedy of the Buyer Indemnified Parties with respect to claims covered by this Section 9.

9.10. Errors and Omissions and Employment Practices Liability Extended Reporting (“Tail”) Coverage.

(a) On or before the Closing Date, the Company will arrange to purchase, at the Company’s expense (to be treated as Company Fees and Expenses hereunder), extended reporting period (“tail”) coverage extensions for each of the Company’s professional liability (E&O) insurance policy and employment practices liability (EPL) insurance policy (each and collectively, the “Required Tail Coverage”).

The Required Tail Coverage shall extend for a period of at least five (5) years from the Effective Time, shall have the same limits and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Parent. Without limiting the generality of the foregoing, the endorsement or policy evidencing the Required Tail Coverage shall not contain an “other insurance” or similar provision that purports to make the Required Tail Coverage excess rather than primary and non-contributory coverage as to any error or omission or EPL occurrence arising before later of the Closing Date and the Effective Time (an “Excess Coverage Provision”). If the Required Tail Coverage is procured as an endorsement to the Company’s existing E&O insurance policy or EPL insurance policy, and the existing policy contains an Excess Coverage Provision, the Required Tail Coverage endorsement shall amend the existing policy to (i) remove the Excess Coverage Provision and (ii) state expressly that the Required Tail Coverage shall be primary and non-contributory as to any error or omission or EPL occurrence arising before the Effective Time.

(b) Notwithstanding the foregoing, it is the parties’ intent that, subject to the terms and conditions of this Section 9: (i) as between the Required Tail Coverage and any coverage that might be available under Parent’s policies, the Required Tail Coverage shall be primary and non-contributory; (ii) Parent may seek indemnity from the Escrowed Amount for any deductibles or retentions under the Required Tail Coverage (“Required Tail Deductible”) to the extent permitted under this Section 9.

(c) After the Closing, with respect to any Action that names or otherwise involves the Company, Parent, the Surviving Corporation, or their Affiliates as to which defense and/or coverage may be available for the Company, the Surviving Corporation, Parent or their Affiliates under the Required Tail Coverage, Parent may, at its option and sole discretion, directly pay any applicable Required Tail Deductible under the Required Tail Coverage to the appropriate Carrier and seek indemnity for such Required Tail Deductible pursuant to this Section 9. Nothing in this Section 9.11 shall limit or affect the parties’ indemnity rights and obligations under Section 9.1.

9.11. Tax Treatment. The parties agree (a) to treat all payments made under this Section 9 as adjustments to the aggregate consideration paid hereunder, (b) that appropriate adjustments shall be made in calculating the amount of any Losses for which indemnification is sought under this Section 9 to take account of any net Tax benefit that will actually be realized for the year of the Loss by the Surviving Corporation related to the payment or incurrence of any item giving rise to such Loss.

10. Post-Closing Agreements.

10.1. Indemnification of Officers and Directors. Prior to the Effective Time, the Company shall obtain a directors and officers liability insurance policy (the cost of which shall be a Company Fee and Expense) with coverage for post-Effective Time periods for the benefit of any Person who was an officer, director or manager of the Company or any Subsidiary of the Company or who served as a fiduciary of any Employee Benefit Plan maintained by the Company or any Subsidiary of the Company (the “Post-Closing D&O Policy”).

10.2. Release of Sellers, Directors and Officers. In consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, effective at the Effective Time, the Surviving Corporation hereby releases Sellers and the directors, managers, and officers of the Company and the Subsidiaries of the Company serving prior to Closing for any and all actions taken or omitted to be taken by them in connection with the conduct of the business of the Company and the Subsidiaries of the Company for any and all periods prior to the Closing and agree not to assert any Proceedings against any of them for any such actions, whether in their capacities as officers, managers, directors or controlling parties of the Company or any Subsidiary of the Company; provided, however, that nothing herein shall be deemed to modify, impair or limit the rights of Buyer Indemnified Parties against Sellers with respect to any claim arising under or in connection with this Agreement or the Contemplated Transactions.

10.3. Employee Matters. Parent will cause the Surviving Corporation to continue the employment of those employees of the Company and the Subsidiaries of the Company agreed upon in writing between the Company and Buyer who are employed on the date prior to the Closing Date (the “Continuing Employees”) at the same wage and salary levels as in effect thereon. Parent will cause the Surviving Corporation to provide to the Continuing Employees employee benefits, including medical, dental, disability, severance, and 401(k) plan benefits as it shall determine in its sole discretion. Subject to the provisions of any written employment agreement, nothing contained in this Section will preclude Parent or the Surviving Corporation at any time after the Closing Date from terminating in its discretion the employment of any Continuing Employee, or from amending or terminating any Employee Benefit Plan; provided, however, that the Surviving Corporation shall bear all costs (including costs associated with severance benefits, back pay, civil penalties, or benefits coverage under an Employee Benefit Plan) incurred as a result of any such termination. This Agreement shall not affect the “at will” employment of any employee of the Company or its Subsidiaries and does not constitute an agreement to employ any Person or provide any level of wages, salary or benefits to any Persons for any duration.

10.4. Tax Matters.

(a) Pre-Closing Tax Period Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared and timely file each Tax Return to be filed by or on behalf of the Company and its Subsidiaries after the Closing Date which applies to any Pre-Closing Tax Period. The Sellers’ Representative shall use commercially reasonable efforts to deliver to Parent, no later than thirty (30) days (or in the case of income Tax Returns, forty-five (45) days) prior to the due date for filing (or such shorter period agreed to by the Sellers’ Representative and Parent), such Tax Return in final form, and Parent will have the right to review and comment on each such Tax Return and will make such revisions to such Tax Return to the extent relating to a Pre-Closing Tax Period as are reasonably requested by Parent, if received at least five (5) days (or, in the case of income Tax Returns, twenty (20) days) prior to the due date for filing (or such later date agreed to by the Sellers’ Representative and Parent). If Parent does not deliver to the Sellers’ Representative its dispute (described in the previous sentence) within the permitted time periods (as described in the previous sentence), then the relevant Tax Return shall be deemed to be finally determined and the Sellers’ Representative shall be entitled to file such Tax

Return. If Parent does deliver its dispute to the Sellers’ Representative within the requisite time period, the Sellers’ Representative and Parent agree to consult and to resolve in good faith any issue arising as a result of the review of such Tax Returns and to mutually consent to the filing of such Tax Returns as promptly as possible. To the extent required by the terms of Sections 9.1(e) and 10.4(c) of this Agreement, payable from the Escrowed Amount remaining in escrow at the time a claim is properly made as described in Section 9.6(b) of this Agreement, the Buyer Indemnified Parties shall be entitled to receive as indemnity any Taxes shown as due by the Company and its Subsidiaries on the Tax Returns described in this Section 10.4(a) (and excluding such Taxes included as a liability in the calculation of the Working Capital Amount and net operating losses deductible against the income giving rise to any Pre-Closing Taxes). No Buyer Indemnified Party shall be entitled to any indemnification under Sections 9.1(e) and 10.4(c) of this Agreement with respect to any Tax Claim arising in connection with any amendment of any Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period or any Straddle Period, or the making of any Tax election that has retroactive effect to any Pre-Closing Tax Period, in each case absent the prior written consent of the Sellers’ Representative with respect to such amendment or election and as otherwise in accord with Sections 10.4 and 10.5 herein.

(b) Preparation of Tax Returns.

(i) All Tax Returns referred to in (a) will be prepared in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by Applicable Law.

(ii) Parent will prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for periods commencing after the Closing Date and will be responsible for paying any Taxes shown as due on such Tax Returns (subject to the indemnification provisions hereunder).

(c) Tax Indemnification. Without duplication and subject to Section 9 as it applies to Tax matters, in addition to claims for indemnification by the Buyer Indemnified Parties under Section 9 of this Agreement relating to Tax matters, the Buyer Indemnified Parties will be indemnified and held harmless, against all Losses reasonably incurred, suffered or sustained by them, directly or indirectly, arising out of, as a result of, or with respect to or in connection with:

(i) all Losses attributable to (A) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502- 6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract (other than any contract the only parties of which are the Company and its Subsidiaries) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; and

(ii) in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (A) the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any entity classified for U.S. federal income tax purposes as a partnership or disregarded entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned to the Pre-Closing Tax Period in a manner consistent with the methodology described in clause (A) hereof, (B) the amount of Delaware franchise taxes for the Pre-Closing Tax Period shall be determined using the proration method that is applicable in Delaware upon the amendment to the Company’s Certificate of Incorporation changing the Company’s authorized number of shares of capital stock, and (C) the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. If any party (the “Paying Party”) pays or has paid a Tax for which the other party (the “Non-Paying Party”) is responsible pursuant to the apportionment set forth in this Section 10.4, the Paying Party shall be entitled to reimbursement from the Non-Paying Party, unless such payment was taken into account in the calculation of the Working Capital Amount.

(d) Satisfaction of Claims. Notwithstanding anything to the contrary in this Agreement, (A) this Section 10.4 and Section 10.5 shall govern the procedures for all contests, defenses and indemnification obligations related to or attributable to Tax Claims, and (B) Sections 9, 10.4 and 10.5 shall govern the procedures for all contests, defenses and indemnification obligations for Claims relating to Tax Matters that are not Tax Claims.

(e) Section 338 Election. No election under Section 338(g) of the Code, or any similar provision of state, local or foreign law, may be made with respect to the Company or any of its Subsidiaries in connection with the Contemplated Transactions without the Seller Representative’s written consent (on behalf of Sellers).

(f) Transaction Tax Benefits. Notwithstanding anything to the contrary in this Agreement, the parties agree that the expenses and other costs incurred by the Company in connection with the Contemplated Transactions shall be reported on applicable income Tax Returns as income Tax deductions of the Company, the Surviving Corporation or its Subsidiaries, as applicable, for a Pre-Closing Tax Period and shall not be treated or reported as income Tax deductions for a Post-Closing Tax Period (including under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any comparable or similar provision under state or local Applicable Law) unless otherwise required by Applicable Law. Unless otherwise requested by the Sellers’ Representative, Parent shall cause the Company or the Surviving Corporation, as applicable, to make an election under IRS Revenue Procedure 2011-29 to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company or the Surviving Corporation as an amount that did not facilitate the Merger and therefore as deductible in a Pre-Closing Tax Period for U.S. federal income Tax purposes, unless otherwise required by Applicable Law.

(g) Conflicts. In the event of any conflict between the provisions of Section 9, on the one hand, and Sections 10.4 and 10.5, on the other hand, the provisions of Sections 10.4 and 10.5 shall govern.

10.5. Cooperation on Tax Matters; Tax Claims.

(a) Cooperation on Tax Matters. Each of Parent and the Sellers’ Representative will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of all Tax Returns and any audit, litigation or other claim with respect to Taxes (including the provision of appropriate powers of attorney). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, Tax Return, litigation or other claim and using commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body.

(b) Amendment and Filing of Certain Pre-Closing Tax Returns. Notwithstanding anything in this Agreement to the contrary, except as may be required by Applicable Law, neither Parent nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) may amend any Tax Return with respect to the Company or its Subsidiaries for any Pre-Closing Tax Period (including a Straddle Period) without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Notice of Tax Claims. If Parent or any of its Affiliates receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company or its Subsidiaries which may give rise to an indemnification obligation of the Sellers hereunder (a “Tax Claim”), Parent will notify the Sellers’ Representative within ten (10) Business Days of the receipt of such notice. The failure to so notify the Sellers’ Representative shall not relieve the Sellers’ Representative of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Sellers’ Representative or to the extent the survival periods stated herein have lapsed.

(i) With respect to any Tax Claim that relates to one or more taxable periods ending on or prior to the Closing Date, the Sellers’ Representative shall have thirty (30) days after receipt of such notice of a Tax Claim to assume the conduct and control, through counsel reasonably acceptable to Parent and at the expense of the Sellers’ Representative, of the settlement or defense thereof (to the extent relating to the taxable periods ending on or prior to the Closing Date), and Parent shall cooperate with the Sellers’ Representative in connection therewith; provided that the Sellers’ Representative shall permit Parent to participate in (in the manner described in clause (iii) below), but not control, such settlement or defense through counsel chosen by Parent (the fees and expenses of such counsel shall be borne by Parent) and further provided that the Sellers’ Representative shall not pay or settle such Tax Claim (or portion thereof) without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. If (A) the Sellers’ Representative does not notify Parent within thirty (30) days after the receipt of the Sellers’ Representative’s notice of such Tax Claim hereunder that it elects to undertake the defense thereof, or (B) the Sellers’ Representative elects in writing not to conduct the defense and settlement of such Tax Claim, Parent shall have the right to contest and defend the claim but shall not thereby waive any right to indemnity therefor pursuant to Section 10.4(c). In such case, the Sellers’ Representative will reimburse Parent periodically (but not more than once each calendar quarter) for the reasonable cost of any third-party expenses (if any) incurred to defend against the portion of such Tax Claim relating to the taxable periods ending on or prior to the Closing Date, which amounts shall be treated as Losses. If the Sellers’ Representative does not conduct the defense and settlement of a Tax Claim, Parent shall not pay or settle such Tax Claim without the consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed).

(ii) With respect to any Tax Claim that relates to a Straddle Period, Parent and the Sellers’ Representative shall jointly control the resolution and defense thereof and shall keep each other informed on a regular basis regarding the status of any such Tax Claim. Parent and the Sellers’ Representative will separately be responsible for their own fees and expenses incurred in the settlement and defense of such Tax Claim. Neither Parent nor the Sellers’ Representative shall pay or settle any such Tax Claim without the prior written consent of the other party, with such consent not to be unreasonably withheld, delayed or conditioned. Additionally, clause (i) above shall apply to the Pre-Closing Tax Period portion of the Straddle Period.

(iii) For purposes of clause (i) above, if Parent or the Sellers’ Representative elects to participate in the settlement or defense of a Tax Claim pursuant to clause (i), such party will have the right to (A) participate in the defense of the Tax Claim with counsel selected by it (at its own cost), (B) be kept reasonably informed on a timely basis of all material communications relating to the Tax Claim (other than privileged communications), including e-mails and filings, (C) be consulted on all material decisions relating to the defense of the Tax Claim, including suggesting strategic approaches to the defense, which suggestions the controlling party shall consider in good faith, (D) participate in meetings with Governmental Bodies with respect to the Tax Claim, and (E) review and comment on drafts of material submissions (including settlement proposals) to Governmental Bodies (with such drafts and comments being provided on a timely basis).

10.6. Covenant Regarding Post-Closing Payments. Parent and the Surviving Company shall honor and pay all post-closing payment obligations listed on Schedule 10.6, in accordance with their terms.

10.7. Covenant Regarding Aged Net Receivables. With respect to all Aged Net Receivables, the Parent covenants and agrees to do the following:

(a) Parent and the Surviving Corporation shall use commercially reasonable efforts to collect all accounts receivable and premiums receivable, and to pay all premiums payable, in a manner consistent with the policies and practices used by the Company prior to Closing in the collection of its own accounts and premiums receivable and premiums payable, a brief description of which policies and practices has been provided to the Sellers’ Representative prior to the date hereof;

(b) Parent and the Surviving Corporation shall use commercially reasonable efforts to cancel any premium payable associated with a premium receivable determined to be uncollectible after ninety (90) days;

(c) The Buyer Indemnified Parties shall offset any negative account or premium receivable against a positive account or premium receivable associated with the same client in determining the Aged Net Receivables. Examples of the mechanics for offsetting the receivables and payables is attached hereto as Schedule 10.7(c); and

(d) During the period from the Closing Date until six (6) months following the Closing Date, Parent shall forward to the Sellers’ Representative on a monthly basis a detailed report identifying the status of the Aged Net Receivables and such other information reasonably requested by the Sellers’ Representative related to the Aged Net Receivables, including a final detailed report as of the date that is six (6) months from the Closing Date identifying all Aged Net Receivables collected during such six (6) month period and all Aged Net Receivables that remain outstanding after such six (6) month period no later than five business days after the end of such six (6) month period (the “Final Aged Net Receivables Report”).

10.8 Transition Costs Agreement. Company and Parent have agreed upon certain transition costs as set forth on Schedule 10.8, which identifies the names of certain Company employees and the length of time they will remain as employees of the Surviving Corporation after the Closing. Additional transition costs will not be deemed to be Transition Costs unless they are consented to by Sellers’ Representative. Sellers’ Representative will not unreasonably withhold, delay or condition its consent for up to a maximum of three months total transition time for any individual set forth on Schedule 10.8 based on the representations of Dan Donovan and Steve Denton.

11. Termination of Agreement.

11.1. Termination by Lapse of Time.

(a) This Agreement may be terminated and the Contemplated Transactions abandoned by Parent if the Closing does not occur on or before 5:00 p.m., Eastern Time, on October 1, 2013 (the “Termination Time”), unless the failure of such occurrence is due to the failure of Parent or Buyer to perform or observe their respective agreements as set forth in this Agreement required to be performed or observed at or before the Closing.

(b) This Agreement may be terminated and the Contemplated Transactions abandoned by the Company if the Closing does not occur on or before the Termination Time unless the failure of such occurrence is due to the failure of the Company to perform or observe their respective agreements as set forth in this Agreement required to be performed or observed at or before the Closing.

11.2. Termination by Agreement of the Parties. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing by the mutual written agreement of the Company, Parent and the Sellers’ Representative.

11.3. Extension; Waiver. At any time prior to the Closing Date, Parent and Buyer may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the Company, waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements of the Company or the conditions to the obligations of Parent and Buyer contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.4. Availability of Remedies at Law. In the event of termination of this Agreement as provided in this Section 11, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, Buyer, or the Company to consummate the transactions provided for herein; provided, however, that (a) no such termination shall relieve any party hereto from liability for damages arising out of or with respect to the breach of this Agreement by such party prior to such termination and (b) the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

12. Brokers.

12.1. For the Company. The Company represents and warrants that, other than Macquarie Capital (USA) Inc. (the “Company Financial Advisor”) pursuant to the Advisory Agreement, no Person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. All fees, expenses and other compensation owed to the Company Financial Advisor, or any such other broker or finder, shall be Company Fees and Expenses and shall be paid pursuant to Section 1.6(f).

12.2. For Buyer. Parent agrees to pay all fees, expenses and compensation owed to any Person, firm or corporation who has acted in the capacity of broker or finder on its behalf or on behalf of any Affiliate thereof (other than the Company or the Surviving Corporation) to bring about the negotiation of this Agreement. Parent agrees to indemnify and hold harmless Sellers against any claims or liabilities asserted against them by any Person acting or claiming to act as a broker or finder on behalf of Buyer or any of its Affiliates.

13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by UPS or other reliable overnight courier or facsimile transmission addressed as follows or to such other address of which the parties may have given notice:

To Buyer or Parent:	Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attn: Robert W. Lloyd, General Counsel Facsimile: (386) 239-7293

Post-Closing, to the Sellers’ Representative or Sellers, or before Closing to the Company:	BC Sellers’ Representative LLC Attn: Dan Donovan

With a copy to:	Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309 Attn: Teri L. McMahon Facsimile: 404-253-8190

Unless otherwise specified herein, such notices or other communications shall be deemed received and become effective for all purposes at the time it shall have been (a) delivered, if delivered personally or transmitted by overnight mail or (b) delivered by facsimile or other electronic means with evidence of a non-automated answer back or call back. Any party may change its address or add or delete recipients for purposes hereof by notice to all other parties.

14. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Buyer may, without the consent of the Company, assign any of its rights and interests under this Agreement as security to any lender or financial institution providing financing for the Contemplated Transactions, which assignment will not relieve either party from their respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or other legal entity not party to this Agreement (except for the Indemnified Parties with respect to claims under Section 9 and the release of Sellers, directors and officers under Section 10.2).

15. Entire Agreement; Amendments; Attachments.

(a) This Agreement, all Schedules and Exhibits hereto, all agreements and instruments to be delivered by the parties pursuant hereto, and the Confidentiality Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings among such parties. Parent and the Company may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Parent and the Company, and such amendment or modification shall be binding on all parties to this Agreement.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

(c) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

17. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of law thereof. Parent, Buyer, the Company and the Surviving Corporation hereby submit and consent to the exclusive jurisdiction of any state or federal court located in the State of Delaware (and any court having jurisdiction of appeals therefrom), and agree that all actions or proceedings relating to this Agreement shall be litigated in such courts (including the appropriate appellate courts), and Parent, Buyer, the Company and the Surviving Corporation waive any objection which they may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such courts. Process in any action or proceeding referred to in this Section 17 may be served on any party anywhere in the world.

18. Section Headings; Currency. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the construction of this Agreement or the contractual obligations of the parties. All references to currency or dollar amounts in this Agreement shall be to lawful currency of the United States of America.

19. Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

20. Expenses. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expense of its counsel and other agents in connection with preparation, negotiation and performance of this Agreement and the consummation of the Contemplated Transactions.

21. Remedies. Except as otherwise provided herein (including, without limitation, in Section 9 hereof), any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity, upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, whether prior to or following the Closing Date, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled by Applicable Law or in equity.

22. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR DISPUTES RELATING HERETO OR THERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

23. Waiver of Conflict. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Alston & Bird LLP may serve as counsel to each and any Seller, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and that, following consummation of the Contemplated Transactions, Alston & Bird LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

24. Definitions.

(a) The capitalized terms set forth below have been defined herein on the respective pages set forth below:

Term	Page	Term	Page
Actual Closing Date Working Capital		Current Balance Sheet Date	18
Amount	9	Current Financial Statements	18
Advisory Agreement	6	Disaster Recovery Plan	34
Aggregate Cap	52	Effective Time	2
Agreement	1	Employee Benefit Plans	25
Appraisal Shares	4	Employee Obligations	36
Audited Balance Sheets	18	Employee Pension Benefit Plan	25
Audited Financial Statements	18	Employee Welfare Benefit Plan	25
BMA	36	ERISA	25
Business Intellectual Property	29	ERISA Affiliate	26
Buyer	1	Estimated Closing Balance Sheet	8
Buyer Indemnified Parties	49	Estimated Indebtedness	8
Capital Leases	71	Estimated Third Party Payables	8
Captive Insurance Licenses	35	Estimated Working Capital	8
Class A Common Stock	1	Excess Coverage Provision	53
Class B Common Stock	1	Final Aged Net Receivables Report	60
Closing	12	Financial Statements	18
Closing Date	12	Firm	9
Closing Date Balance Sheet	8	Force Majeure Event	34
Closing Date Review	8	GAAP	18
Closing Date Working Capital Amount	8	GICL	35
Common Stock	1	Governmental Authorizations	27
Company	1	Hart-Scott-Rodino Act	44
Company Ancillary Agreements	14	Indemnified Party	50
Company Disclosure Schedule	13	Indemnifying Party	50
Company Fees and Expenses	6	Information Statement	43
Company Financial Advisor	61	Insurance Act	36
Company Pre-Closing Certificate	8	Intellectual Property	29
Confidentiality Agreement	38	Interim Financial Statements	18
Consent Fees	7	Leased Real Property	30
Contemplated Transactions	6	Leases	30
Continuing Employees	54	Letters of Transmittal	5
Current Balance Sheet	18	Liquidation Preferences	2
		Material Contract	20

Merger	2	Section 262	4
Money Laundering Laws	19	Seller Group	64
Necessary Items	34	Seller Indemnified Parties	49
NOLs	13	Sellers’ Representative	10
Non-Paying Party	56	Share Conversion Consent	44
Objection Notice	8	Stockholders’ Approvals	1
Option Cancellation and Payment Acknowledgement	5	Straddle Period	56
Options	16	Surviving Corporation	2
Parent	1	Systems	34
Parent Ancillary Agreements	36	Tail	53
Paying Party	56	Tax	24
Permitted Exceptions	30	Tax Claim	58
Personal Property	17	Tax Return	24
Post-Closing D&O Policy	54	Taxes	24
Potential Transaction	42	Terminated Plans	46
Pre-Closing Tax Period	56	Termination Time	60
Pre-Closing Third Party Payments	7	Third Party Payables	7
Preferred Stock	1	Third Party Payables Schedule	7
Proceeding	22	Threshold Amount	51
Related Person	34	Transfer Taxes	13
Remaining Merger Consideration	3	Transition Costs	49
Required Tail Coverage	53	Warrant Cancellation and Payment
Required Tail Deductible	53	Acknowledgement	5
SAC Act	36	Warrants	16
Sample Working Capital Calculation	8	Working Capital Deficit Adjustment	9
		Working Capital Excess Adjustment	9

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” has the meaning as defined in Rule 405 promulgated under the Securities Act.

“Aged Net Receivables” means the net amounts of those Company’s and its Subsidiaries’ accounts receivable, premiums receivable and premium payable that are aged more than ninety (90) days on the Closing Date as set forth on a schedule provided by the Company on the Closing Date, after offset of any negative accounts receivable against positive accounts receivable from the same clients. Any offset of premiums payable shall be subject to written approval from the carriers entitled to receive such premiums.

“Aggregate Option Exercise Price” means the aggregate price that the holders of Options would be required to pay to exercise all such Options outstanding immediately prior to the Effective Time.

“Aggregate Stockholder Loan Value” means the aggregate value of all Stockholder Loans outstanding immediately prior to the Effective Time.

“Aggregate Warrant Exercise Price” means the aggregate price that the holders of Warrants would be required to pay to exercise all such Warrants outstanding immediately prior to the Effective Time.

“Applicable Law” means, with respect to a Person, any statute, law, code, ordinance, rule, decree, order or regulation of a Governmental Body, including any policy having the force and effect of law, any rule of common law and any judicial or administrative interpretation thereof, including for the avoidance of doubt, the laws of Bermuda, that, in any such case, is applicable to such Person or the assets of such Person.

“Applicable Percentage” means, with respect to any Stockholder, a ratio, expressed as a percentage (rounded to four decimal places), equal to (x) the sum of (i) the aggregate number of shares of Common Stock held by such holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable in respect of all outstanding Options held by such holder at the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full for cash of all outstanding Warrants held by such holder at the Effective Time, divided by (y) the Fully Diluted Shares Outstanding.

“Baseline Working Capital Amount” means $7,000,000.00.

“Carrier” means any insurance company, surety, insurance pool, risk retention group, risk purchasing group, self-insured group, reinsurer, Lloyd’s of London syndicate, state fund or pool or other risk assuming entity in which any insurance, reinsurance, or bond has been placed or obtained.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., as amended.

“Client” means any Person to whom any insurance products or services have been provided by an applicable Person.

“Client Account” means collectively, (a) the right to payment of a monetary obligation, whether or not earned by performance, for the provision of any insurance products or services to any Client, and (b) the goodwill and business relationship with such Client relating to the provision of any insurance products or services to such Client.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissions” means (a) commission revenues, including Overrides (if any) and GSCs (if any), plus (b) fees (other than Service Fees) in addition to or in lieu of commissions, provided such fees are disclosed and otherwise permissible in accordance with applicable law, plus (c) premium financing commissions, provided such fees are billed and received in accordance with applicable law, in each case net of any Commissions or referral fees paid to any third party producing or referring agent or broker. Commissions do not include Contingent Revenues.

“Common Stockholders” means the Persons who, immediately prior to the Effective Time, are the record owners of the issued and outstanding Common Stock.

“Company Material Adverse Effect” means any change, event, violation or circumstance the effect of which is both material and adverse to (i) the property, business, operations, assets (tangible and intangible) or financial condition of the Company and the Subsidiaries of the Company, taken as a whole or (ii) the ability of the Company to perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed, in and of itself, to be a Company Material Adverse Effect: (A) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy that does not disproportionately affect the Company or its Subsidiaries, taken as a whole; or (B) a change that results directly from action taken by a party to this Agreement in connection with fulfilling its obligations hereunder.

“Consent” means any authorization, approval, consent, order of a Governmental Body, license, permit, ratification or waiver.

“Contingent Revenues”—

(a) Contingent Revenues means all contingent, bonus, profit-sharing, subsidies, and similar incentive-based revenues, including, without limitation, all sliding-scale commissions arrangements.

(b) Contingent Revenues exclude:

(i) any specific percentage commission on premium to be paid by a Carrier set at the time of purchase, renewal, placement or servicing of an insurance policy;

(ii) any specific fee, to the extent legally permissible, to be paid by the Client Account in addition to or in lieu of such specific percentage commission;

(iii) a combination of such commissions and fees; and

(iv) Overrides.

“Contract” means any written, oral or other agreement, contract, lease, arrangement, understanding, instrument, indenture, note, mortgage, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Current Assets” means and includes the following as of the date of determination: cash and cash equivalents, restricted cash, trade accounts receivable, premiums receivable, deposits, prepaid expenses used in the Ordinary Course of Business and miscellaneous and other receivables and other current assets; provided, however, that Direct Bill Receivables, deferred Tax assets and non-refundable prepaid insurance premiums shall be excluded from such definition.

“Current Liabilities” means and includes the following as of the date of determination: premium payables to insurance companies and brokerage companies, commissions payable, accounts payable, accrued expenses (including, without limitation, rent, salaries, surplus lines tax payable, vacation, sick leave, severance payments and similar employee related expenses), accrued incentive (including commissions, incentive pay and variable pay) of $3,274,948.28, accrued payroll taxes of $403,233.85, a cancellation reserve of $326,584.00, the current portion of deferred compensation, E&O reserves, audit expenses associated with the completion of the audit for the period January 1, 2013 through the Closing Date, expenses associated with preparation of income tax returns related to the Pre-Closing Tax Period portion of the Straddle Period, Transfer Taxes and any Liabilities for services to be rendered in the future for which the Company has already received payment in accordance with prior practices of the Company and its Subsidiaries; excluding, (1) any dividends payable, deferred compensation in excess of $327,161.15 and the current portion of any debt and capital lease payments owed to third parties which are paid as of Closing, and (2) any earnout, any deferred Tax liabilities and any other amounts arising purely as an accommodation to Buyer. Notwithstanding the foregoing and GAAP utilized by the Seller, the total amount of the accruals for payroll taxes, cancellation reserve, and current portion of deferred compensation shall be $1,056,979.00 and the total amount of the accruals for commissions, incentive pay and variable pay shall be $3,274,948.28, both as outlined in the Sample Working Capital Calculation.

“DGCL” means the Delaware General Corporation Law.

“Direct Bill Receivables” means the accounts receivable of commissions owed with respect to premiums for which a Client is billed directly by the Carrier.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any actual or contingent liability, obligation or other responsibility of the Company, its Subsidiaries or any director, officer, employee, agent, contractor, or representative of the Company or any Subsidiary of the Company under any Environmental Law (i) arising from the operations of the Company’s or any Subsidiary of the Company’s business, including in connection with the off-site shipment of Hazardous Materials by the Company or its Subsidiaries, or (ii) existing at or under, and releases onto or from, any property (including the air, soil, groundwater, surface water, or within any buildings or structures) which is or has been owned, leased, operated or occupied by the Company or any Subsidiary of the Company, or their respective businesses, at any time before or after the Closing, with respect to and including, without limitation, the following: (A) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (B) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law; (C) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response action required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (D) any other compliance, corrective, investigative, or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include, without limitation, the types of activities covered by CERCLA.

“Environmental Laws” means all Applicable Laws relating to: (i) public health and safety, including advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release into the Environment of, or the exposure of employees or the public to, pollutants or hazardous, toxic, radioactive or other substances or materials alleged to be harmful; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting the air, water, land, wetlands, natural resources, wildlife (including endangered species) or other ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. Without limiting the generality of the foregoing, “Environmental Laws” includes, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the New Jersey Solid Waste Management Act (N.J.S.A. 13:1E-1 et seq.), the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), the New Jersey Air Pollution Control Act (N.J.S.A. 26:2C-1 et seq.), and the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq. and 58:10B), as each has been amended from time to time, the regulations promulgated pursuant thereto, and any Governmental Authorizations required thereunder.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement among Parent, the Surviving Corporation, the Escrow Agent, and the Sellers’ Representative on behalf of the Sellers substantially in the form of Exhibit E hereto.

“Escrowed Amount” means an amount equal to the sum of (i) ten percent (10%) of the Purchase Price, and (ii) any accrued interest thereon as provided for in the Escrow Agreement.

“Estimated Working Capital Excess” means the amount, if any, by which the Estimated Working Capital is more than the Baseline Working Capital Amount.

“Estimated Working Capital Shortfall” means the amount, if any, by which the Estimated Working Capital is less than the Baseline Working Capital Amount.

“Fully Diluted Shares Outstanding” means the sum of (i) the aggregate number of Shares Outstanding plus (ii) the aggregate number of additional shares of Common Stock that would be issued and outstanding if all Options and Warrants issued and outstanding as of the Effective Time were exercised in full.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) foreign, federal, state, local, municipal or other governmental or regulatory authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court, arbitrator or other tribunal).

“Group Company” means the Company and each of its Subsidiaries. Collectively referred to herein as “Group Companies.”

“GSCs” means guaranteed supplemental commissions.

“Hazardous Materials” include any: (i) “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solution or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the FWPCA; (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. Sections 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (x) waste oil and other petroleum products; and (xi) any other toxic materials, contaminants, substances or wastes defined in or regulated pursuant to any Environmental Law.

“Immigration Laws” means the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (i) all indebtedness of the Company and its Subsidiaries for borrowed money together with all prepayment premiums and penalties and accrued interest thereon, (ii) all other indebtedness under derivatives, swap or exchange agreements, and other obligations for any guaranty of the indebtedness of any other Person, together with all accrued interest thereon, and in each such case all premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company or any of its Subsidiaries secured by a Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (v) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee (“Capital Leases”), (vi) liabilities under securitization or receivables factoring arrangements or transactions, and (vii) all indebtedness referred to above that is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any such Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall not include earn-out obligations listed in Section 2.9(f) of the Company Disclosure Schedule or future bonus payment obligations to employees listed in Schedule 10.6.

“Insurance Pool” means (i) a group of insurers or reinsurers through which particular types of risks are underwritten, with premiums, losses, and expenses shared in agreed ratios, or (ii) a group of organizations that form a shared risk pool. Insurance Pool does not include any entity (such as an RRG or RPG) where the members of the Insurance Pool are affiliated with each other (by contract, ownership or otherwise) other than solely by membership in the trade organization sponsoring the Insurance Pool.

“Investors” means BC Management Holdings, LLC, Austin Ventures VII, L.P., Austin Ventures VIII, L.P., AV Partners VII, L.P., AV Partners VIII, L.P. and FSPM, LLC.

“Key Employee Agreements” means, collectively, employment agreements to be entered into as of the Effective Time between the Parent, Company and each of those Company employees set forth in Schedule 7.6(m).

“Knowledge” and the phrases “to the knowledge of the Company,” “to the Company’s knowledge,” and any other similar phrases as used with respect to the Company means the actual knowledge of Management Stockholders, Tom Golub, Bret Quigley and Jason Flaxbeard.

“Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, mature or unmatured, known or unknown or otherwise.

“Lien” means any charge, burden, encumbrance, claim, community or other marital property interest, equitable interest, lien, option, deposit, pledge, security interest, mortgage, deed of trust, rights of a vendor under any title retention or conditional sale agreement (or lease or other arrangement substantially equivalent thereto), right-of-way, easement, encroachment, right of first option, right of first refusal or similar right, restrictive covenant or other restriction or limitation of any kind (including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership).

“Loss” means any loss, liability, claim, obligation, deficiency, demand, judgment, damage, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third-party claim.

“Management Restricted Stock Agreement” means the Amended and Restated Restricted Stock Agreement dated December 21, 2007, by and among the Company, BC Management Holdings, LLC, Austin Ventures VIII, L.P., AV Partners VII, L.P., and AV Partners VIII, L.P., as amended by that certain Amendment #1 to Amended and Restated Restricted Stock Agreement dated June 16, 2008.

“Management Stockholders” means Steve Denton, Dan Donovan, Rob Bothwell, Frank McKenna and Scott Davis.

“Merger Consideration” means (i) the Purchase Price, plus (ii) the Aggregate Option Exercise Price, the Aggregate Warrant Exercise Price and the Aggregate Stockholder Loan Value, plus (iii) the Estimated Working Capital Excess, if any, minus (iv) the amount of the Merger Consideration Deductions, and minus (v) the Escrowed Amount.

“Merger Consideration Deductions” means the aggregate amount of (i) the outstanding Indebtedness, (ii) all outstanding Company Fees and Expenses set forth on the Third Party Payables Schedule and (iii) the Estimated Working Capital Shortfall, if any.

“Mississippi Pre-Closing Tax Liability” means any Taxes due and payable by the Company for the Pre-Closing Tax Period or Straddle Period in the State of Mississippi and any attendant Taxes due in other jurisdictions related to the failure to file Tax Returns or pay Taxes in the State of Mississippi during the Pre-Closing Tax Period.

“Modified Non-Compete Agreement” means those certain Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreements, in the form attached as Exhibit F-1 hereto, to be entered into as of the Closing Date by and among Parent, the Company and the individuals listed on Schedule 7.6(l).

“Non-Compete Agreement” means those certain Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreements, in the form attached as Exhibit F-2 hereto, to be entered into as of the Closing Date by and among Parent, the Company and the individuals listed on Schedule 7.6(j).

“Non-Solicitation Agreement” means those certain Non-Solicitation, Confidentiality and Non-Disclosure Agreements, in the form attached as Exhibit F-3 hereto, to be entered into as of the Closing Date by and among Parent, the Company and the individuals listed on Schedule 7.6(k).

“Occupational Safety and Health Law” shall mean any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Optionholders” means the Persons who, immediately prior to the Effective Time, are the record owners of Options.

“Ordinary Course of Business” means consistent with past practices of the Company and its Subsidiaries and in the ordinary and usual course of normal day-to-day operations of the Company and its Subsidiaries.

“Overrides” means a fixed rate compensation method for the provision of insurance services expressed either as a flat fee or as a percentage of the cost of a service.

“Payoff Letters” means the letter or letters provided by the lender or lenders of funded Indebtedness in connection with the repayment thereof at the Effective Time as contemplated by Section 1.6(f).

“Per Share Indemnity Escrow Consideration” means the quotient obtained by dividing (i) the Escrowed Amount held in escrow pursuant to the terms of the Escrow Agreement, less any amounts distributed therefrom pursuant to the terms of this Agreement and the Escrow Agreement, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Price” means an amount equal to the quotient obtained by dividing the Remaining Merger Consideration by the Fully Diluted Shares Outstanding.

“Per Share Price Per Option” means with respect to each share of Common Stock that would be issuable upon exercise of any Option outstanding immediately prior to the Effective Time (i) the Per Share Price minus (ii) the applicable exercise price per share of Common Stock under such Option.

“Per Share Price Per Warrant” means with respect to each share of Common Stock that would be issuable upon exercise of any Warrant outstanding immediately prior to the Effective Time (i) the Per Share Price minus (ii) the applicable exercise price per share of Common Stock under such Warrant.

“Per Share Working Capital Excess” means, if there is a Working Capital Excess Adjustment, the quotient obtained by dividing (A) the Working Capital Excess Adjustment (including any interest thereon), by (B) the Fully Diluted Shares Outstanding.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Pool Management Services” means the combination of underwriting, claims administration, preparing policy forms, selection of service providers for the Insurance Pool, risk control services and setting rules and rates. Pool Management Services do not include Captive Management Services or general risk management consulting services incidental to a brokerage client’s insurance program.

“Post-Closing Tax Period” means a taxable period or portion thereof other than a Pre-Closing Tax Period.

“Preferred Stockholders” means the Persons who, immediately prior to the Effective Time, are the record owners of the issued and outstanding series of Preferred Stock.

“Principal Stockholders” means those Stockholders, Optionholders or Warrantholders listed on Schedule 24.

“Purchase Price” means $360,000,000.00 in cash.

“Release” means that certain Release of the Company by the Investors, the Management Stockholders, Bret Quigley and Thomas Golub, in the form attached as Exhibit G hereto, dated as of the Closing Date.

“Sanction” means any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any equivalent sanctions or measures imposed by the United Nations and/or the European Union and/or the United Kingdom and/or Bermuda or other relevant sanctions authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Deliveries” means the Letters of Transmittal, the Warrant Cancellation and Payment Acknowledgements and the Option Cancellation and Payment Acknowledgements.

“Sellers” means the Stockholders, Optionholders and Warrantholders.

“Shares Outstanding” means the aggregate number of shares of Common Stock issued and outstanding as of the Effective Time (including Appraisal Shares then outstanding, but excluding Appraisal Shares that have been redeemed or cancelled by the Company prior to the Effective Time pursuant to a final settlement of the demands of the holder thereof for the fair market value thereof in connection with the Merger), but after the conversion of any Preferred Stock to Common Stock.

“Special Matter” means any one or more of the following indemnity matters:

(i) As to Parent’s right to indemnity under this Agreement, any breach of the Company’s representations and warranties contained in Section 2.1, Section 2.2, Section 2.3(b) or Section 2.4; reimbursement of uncollected Aged Net Receivables as set forth in Section 10.7 and reimbursement for Transition Costs in excess of $95,000; and

(ii) As to the Sellers’ right to indemnity under this Agreement, any breach of Parent’s representations and warranties contained in Section 3.1, Section 3.3, or Section 12.2.

“Stockholder Loans” means any Stockholder loans made by the Company or any of its Subsidiaries and listed in Section 2.9(g) of the Company Disclosure Schedule.

“Stockholders” means the Persons who, immediately prior to the Effective Time, are the record owners of the issued and outstanding Common Stock or Preferred Stock.

“Subsidiary” means with respect to any Person, any other Person which, directly or indirectly, is controlled by such Person. For purposes of the preceding sentence, “control” shall include the power to vote or direct the voting of more than 50% of the voting shares, partnership interests, limited liability company interests or other voting equity interests of a Person.

“Taxing Authority” means the IRS and any other state, local or foreign Governmental Body responsible for the administration and collection of any Taxes.

“Voting Agreement” means the Beecher Carlson Holdings, Inc. Second Amended and Restated Voting Agreement, dated as of December 21, 2007, as amended by Amendment No. 1 dated as of February 8, 2011, by and among the Company and the investors listed on the signature pages thereto.

“Warrantholders” means the Persons who, immediately prior to the Effective Time, are the record owners of Warrants.

“Working Capital Amount” means, as of any date of determination, the amount that is equal to the difference between Current Assets and Current Liabilities, as adjusted to the extent that any Current Assets or Current Liabilities are included in Third Party Payables or elsewhere in the calculation of Merger Consideration, including Aggregate Stockholder Loan Value. For the avoidance of confusion, except for the adjustments outlined above and exhibited in the Sample Working Capital Calculation, all amounts will be calculated using the policies, conventions and methodologies and procedures used by the Company in preparing the Audited Financial Statements as of and for the period ended December 31, 2012, subject to exceptions for customary year-end adjustments.

“Written Consent” means the written consent in the form of Exhibit H hereto, approving and adopting this Agreement and the Merger, to be executed and delivered by the Investors and the Management Stockholders immediately following the execution and delivery of this Agreement, which written consent when executed and delivered will be sufficient to obtain the Stockholders’ Approvals.

{Signatures are on the following page.}

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed by the parties hereto as of and on the date first above written.

BUYER: BROWN & BROWN MERGER CO.

By:
Name:
Title:

PARENT: BROWN & BROWN, INC.

By:
Name:
Title:

COMPANY: BEECHER CARLSON HOLDINGS, INC.

By:
Name:
Title:

BC SELLERS’ REPRESENTATIVE LLC, SOLELY IN ITS CAPACITY AS SELLERS’ REPRESENTATIVE:

By:
Name:
Title: